UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.        )

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AXIS CAPITAL HOLDINGS LIMITED

(Name of Registrant as Specified in Its Charter)

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March 20, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual General Meeting of Shareholders of AXIS Capital Holdings Limited (“AXIS”), to be held at AXIS Overbay Cottage, 11 Waterloo Lane, Pembroke HM 08, Bermuda, on Friday, May 9, 2008 at 8:30 a.m. local time.

The attached Notice of Annual General Meeting of Shareholders and proxy statement describe the formal business to be transacted at the annual meeting. During the annual meeting, we will make available information relating to the operations of AXIS during the past year. Representatives from our independent registered public accounting firm, Deloitte & Touche, will be present to respond to appropriate questions from shareholders.

Please mark, date, sign and return your proxy card in the enclosed envelope by following the instructions on the proxy card at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

Sincerely,

Michael A. Butt
Chairman of the Board

AXIS CAPITAL HOLDINGS LIMITED

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 9, 2008

Notice is hereby given that the Annual General Meeting of Shareholders of AXIS Capital Holdings Limited will be held at AXIS Overbay Cottage, 11 Waterloo Lane, Pembroke HM 08, Bermuda, on Friday, May 9, 2008 at 8:30 a.m. local time for the following purposes:

1.	To elect four Class II Directors to hold office until 2011;

2.	To appoint Deloitte & Touche, Hamilton, Bermuda, to act as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and to authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent registered public accounting firm; and

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only shareholders of record, as shown by the AXIS transfer books at the close of business on March 7, 2008, are entitled to notice of and to vote at the meeting.

Our financial statements for the year ended December 31, 2007 together with the report of our independent registered public accounting firm in respect of these financial statements will be presented at the meeting.

By Order of the Board of Directors,

Richard T. Gieryn, Jr.
Corporate Secretary

Pembroke, Bermuda

March 20, 2008

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on May 9, 2008:

The Proxy Statement, the 2007 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings Limited for 2007 are available at http://ww3.ics.adp.com/streetlink/AXS.

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOU ALSO MAY VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PRINTED ON THE ACCOMPANYING PROXY CARD.

AXIS CAPITAL HOLDINGS LIMITED

92 PITTS BAY ROAD, PEMBROKE HM 08, BERMUDA

PROXY STATEMENT

FOR

THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 9, 2008

March 20, 2008

We are furnishing this proxy statement to the shareholders of AXIS Capital Holdings Limited in connection with the solicitation of proxies by the Board of Directors of AXIS Capital Holdings Limited to be voted at the 2008 Annual General Meeting of Shareholders to be held at AXIS Overbay Cottage, 11 Waterloo Lane, Pembroke HM 08, Bermuda, on Friday, May 9, 2008 at 8:30 a.m. local time, and at any postponements or adjournments of that meeting.

When used in this Proxy Statement, the terms “we,” “us,” “our,” “the Company” and “AXIS Capital” refer to AXIS Capital Holdings Limited.

The approximate date on which we are first sending this proxy statement and the accompanying proxy card is March 20, 2008.

This proxy statement, our 2007 Annual Report to Shareholders and our Form 10-K for 2007 are available at http://ww3.ics.adp.com/streetlink/AXS.

When the accompanying proxy card is properly executed and returned, the proxies named on the proxy card will vote the common shares, par value U.S. $0.0125 per share, of the Company that the card represents at the meeting as specified on the following proposals:

•	the election of the four nominees for the Class II Directors as identified in this proxy statement;

•

the appointment of Deloitte & Touche, Hamilton, Bermuda, to act as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and the authorization of our Board of Directors, acting through the Audit Committee, to set the fees for the independent registered public accounting firm; and

•	such other business as may properly come before the meeting or any postponements or adjournments thereof.

Shareholders of record as of the close of business on March 7, 2008 are entitled to vote at the meeting. As of March 7, 2008, there were 147,295,609 outstanding common shares entitled to vote at the meeting. Except as set forth in our bye-laws, each common share entitles the holder of record to one vote. In accordance with our bye-laws, shareholders whose shares constitute 9.5% or more of the voting power of our common shares are entitled to less than one vote for each common share held by them, and we will notify them of their voting power prior to the meeting.

The election of the directors and the appointment of Deloitte & Touche require the affirmative vote of a majority of the votes cast at the meeting by the holders of shares represented in person or by proxy at the meeting, provided that there is a quorum consisting of two or more persons present in person and representing in person or by proxy shares representing more than fifty percent (50%) of the aggregate voting power of the Company. We will count common shares held by shareholders who are present in person or by proxy at the meeting and who elect to withhold authority to vote on any director nominee toward the presence of a quorum and as votes cast on the election of directors. As a result, an election to withhold authority to vote will have the same effect as a vote against a director. We will count common shares held by shareholders who are present in person or by proxy at the meeting and who elect to abstain from voting on any proposal, as well as broker non-votes, towards the presence of a quorum, but will not count those shares as a vote for any director, the appointment of Deloitte & Touche or any other proposal. We will count common shares held by shareholders who have signed their proxy cards but have not specified how their shares are to be voted towards the presence of a quorum, and we will vote those shares for the election of directors, the appointment of Deloitte & Touche and any other proposal.

Any shareholder giving a proxy has the power to revoke it prior to its exercise by sending notice of revocation to our Secretary in writing, by executing and delivering a subsequent proxy card or by voting in person at the meeting.

Our financial statements for the year ended December 31, 2007 together with the report of our independent registered public accounting firm in respect of these financial statements will be presented at the meeting.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes designated Class I, Class II and Class III. The term of office for each Class II director expires at the annual general meeting in 2008; the term of office for each Class I director expires at the annual general meeting in 2009; and the term of office for each Class III director expires at the annual general meeting in 2010. At each annual general meeting, the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual general meeting to be held in the third year following the year of their election.

Four Class II directors are to be elected at the meeting to hold office until the annual general meeting in 2011. All of the nominees currently are directors. Our Corporate Governance and Nominating Committee recommended all of the nominees to our Board of Directors for election at the meeting. All nominees have consented to serve if elected. We do not expect that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxy cards authorizing the proxies to vote for the nominees will instead be voted for substitute nominees recommended by our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES.

The table below sets forth the names, ages, class and position of the nominees who are standing for election at the meeting:

Name	Age	Class	Position
Robert L. Friedman	65	II	Director
Donald J. Greene	74	II	Director
Jurgen Grupe	70	II	Director
Frank J. Tasco	80	II	Director

Robert L. Friedman has served as a director since our inception. Since 1999, Mr. Friedman has been a Senior Managing Director of The Blackstone Group L.P., and since February 2003 he also has been that firm’s Chief Legal Officer. Prior to joining Blackstone, Mr. Friedman was a partner at Simpson Thacher & Bartlett LLP for 25 years, where he served as a senior member of that law firm’s mergers and acquisitions practice. Mr. Friedman currently serves as a director of Northwest Airlines, Inc. and TRW Automotive Holdings Corp.

Donald J. Greene has served as a director since our inception. Mr. Greene was a named partner of LeBoeuf, Lamb, Greene & MacRae LLP (now known as Dewey & LeBoeuf LLP), where he practiced from 1964 until his retirement in 2001. Mr. Greene also is a director of Associated Electric & Gas Insurance Services Limited and of its wholly-owned Lloyd’s syndicate management company, AEGIS Managing Agency Limited. He is a former director of AXA Financial Holdings and Equitable Life Assurance Company. He was a founding director and former Chairman of the International Insurance Foundation and a former director of the International Insurance Council. He is a member of the board of overseers of the School of Risk Management of St. John’s

University (which school was formerly the College of Insurance) and a director of the Risk Foundation. In addition, he is an invested Commander of the Most Excellent Order of the British Empire by order of Her Majesty’s Government for service to Lloyd’s, the British insurance industry and the community of international insurance and law.

Jurgen Grupe has served on our Board of Directors since May 2004. He also is a director of AXIS Specialty Holdings Ireland Limited, AXIS Re Limited and AXIS Specialty Europe Limited. From 1998 until 2002, Mr. Grupe was a director of Aon Reinsurance Worldwide and Chairman of the Board of Aon Reinsurance Europe. Prior to Aon’s acquisition of Jauch & Hubener Gmbh in 1997, he was a partner at Jauch & Hubener and Chairman of its reinsurance brokerage company.

Frank J. Tasco has served as a director since our inception. Mr. Tasco retired in 1992 as Chairman of the Board and Chief Executive Officer of Marsh & McLennan Companies, Inc., a position he held since 1986. From December 1992 to December 1994, Mr. Tasco served as Chairman of Borden, Inc.

The table below sets forth the names, ages, classes and positions of the directors who are not standing for election at the meeting:

Name	Age	Class	Position
Michael A. Butt	65	I	Chairman of the Board
John R. Charman	55	I	Chief Executive Officer, President and Director
Geoffrey Bell	68	III	Director
Charles A. Davis	59	I	Director
Christopher V. Greetham	63	III	Director
Maurice A. Keane	66	III	Director
Sir Andrew Large	65	I	Director
Henry B. Smith	59	III	Director

Michael A. Butt has been Chairman of the Board since September 2002. Mr. Butt also is Chairman of the Board of AXIS Specialty Limited. Mr. Butt has over 41 years of insurance industry experience. From 1982 to 1986, Mr. Butt was the Chairman of Sedgwick Limited and Vice Chairman of the Sedgwick Group plc. From 1987 to 1992, Mr. Butt served as Chairman and Chief Executive Officer of Eagle Star Holdings plc and Eagle Star Insurance Company. From 1993 to 1998, Mr. Butt was Chief Executive Officer and President of Mid Ocean Limited. From 1998 to August 2002, Mr. Butt was a director of XL Capital Ltd. Mr. Butt also is a former director of the Farmers Insurance Group, BAT Industries and Instituto Nazionale delle Assicuranzioni.

John R. Charman has been Chief Executive Officer and President and a director since our inception. Mr. Charman also is Chief Executive Officer and President of AXIS Specialty Limited. Mr. Charman has over 37 years of experience in the insurance industry and has been in a senior underwriting position since 1975. From 2000 to 2001, he served as deputy chairman of ACE INA Holdings and President of ACE International. Mr. Charman also was Chief Executive Officer at ACE Global Markets from 1998 to 2001. Prior to that, Mr. Charman was the Chief Executive Officer of Tarquin plc (a joint venture company among Insurance Partners, Harvard University and the Charman Group), the parent company of the Charman Underwriting Agencies at Lloyd’s. He also was a deputy chairman of the Council of Lloyd’s and a member of the Lloyd’s Core Management Group and Lloyd’s Market Board between 1995 and 1997.

Geoffrey Bell has served as a director since September 2006. He currently is President of Geoffrey Bell and Company formed in 1982 as a consultant to major corporations and banks internationally providing advice on capital market transactions as well as undertaking economic, financial and country risk analysis. He also is the Founder and is a member of the Board of Directors of the Consultative Group of International Economic and Monetary Affairs known as the Group of 30.

Charles A. Davis has served as a director since our inception. Since June 2005, Mr. Davis has been a member and the Chief Executive Officer of Stone Point Capital LLC. From 1998 until May 2005, he was with MMC Capital, Inc., a subsidiary of Marsh & McLennan Companies, Inc., serving as the Chief Executive Officer from 1999 to 2005 and Chairman from 2002 to 2005. He also served as a Vice Chairman of Marsh & McLennan Companies, Inc. from 1999 to November 2004. Prior to joining MMC Capital in 1998, Mr. Davis spent 23 years at Goldman, Sachs & Co., where, among other positions, he served as head of Investment Banking Services worldwide, head of the Financial Services Industry Group, a General Partner, a Senior Director and a Limited Partner. Mr. Davis also is a director of Media General, Inc., The Hershey Company and The Progressive Corporation.

Christopher V. Greetham has served as a director since October 2006. He retired from his position as Executive Vice President and Chief Investment Officer of XL Capital Ltd. in September 2006. From 1982 to 1996, Mr. Greetham was Chief Financial Officer of OIL Insurance Ltd. and President of OIL Investment Corporation Ltd. Between 1975 and 1982, he served as an investment analyst and a portfolio manager at Bankers Trust Company.

Maurice A. Keane has served as a director since September 2002. He also is Chairman of the Board of AXIS Specialty Holdings Ireland Limited and a director of AXIS Re Limited and AXIS Specialty Europe Limited. Mr. Keane formerly was the Group Chief Executive Officer of the Bank of Ireland, a position he held from 1998 until his retirement in 2002. He was Deputy Group Chief Executive Officer from 1991 through 1997, having been a Managing Director since 1983. He currently is a director of DCC plc and a member of the National Pension Reserve Fund Commission.

Sir Andrew Large has served as a director since December 2006. He retired as Deputy Governor for Financial Stability at the Bank of England and as a member of the Bank’s Monetary Policy Committee in 2006. Prior to his appointment to the Bank of England in September 2002, he was Deputy Chairman of the Board of Barclays Bank plc from May 1998 when he also chaired the Group of 30 Project on Clearing and Settlement. From 1992 to 1997, he chaired the Securities and Investments Board in the United Kingdom. He was an investment banker from 1970 through 1990 at Orion Bank and Swiss Bank Corporation of which he was a member of the Management Board from 1987 through 1989. He began his career at British Petroleum in 1964.

Henry B. Smith has served as a director since May 2004. Mr. Smith served as the Chief Executive Officer and President of W.P. Stewart & Co., Ltd. from May 2005 to March 2006. He has served as a director of W.P. Stewart & Co., Ltd. since June 1988. Mr. Smith is the former Chief Executive Officer of the Bank of Bermuda Limited, a position he held from March 1997 until March 2004. He joined the Bank of Bermuda in 1973 as a management trainee and held various senior positions within the Bank of Bermuda, including Executive Vice President and Chief Operation Officer, Executive Vice President, Europe and Senior Vice President and General Manager, Retail Banking. He also is a director of the Bank of Bermuda.

CORPORATE GOVERNANCE

Independence of Directors

Our Board of Directors consists of 12 directors, of which ten are non-management directors. The board has determined that all ten of our non-management directors are independent as defined in the listing standards of the New York Stock Exchange. The board has made this determination based primarily on a review of the responses of the directors to questions regarding employment and compensation history, family relationships and affiliations, and discussions with the directors. With respect to Mr. Charles A. Davis, the board reviewed his current relationship with Stone Point Capital, LLC and the amount of our common shares and warrants owned by entities that are managed by or affiliated with Stone Point. The board determined that neither this relationship nor the amount of common shares and warrants that may be deemed to be beneficially owned by Stone Point or its affiliates constituted a material relationship with us as defined in the listing standards of the New York Stock Exchange. With respect to Mr. Robert L. Friedman, the board reviewed his relationship with The Blackstone Group L.P. and various investments held by us in Blackstone or that are managed by affiliates of Blackstone. The board determined that these transactions did not constitute a material relationship with us as defined in the listing standards of the New York Stock Exchange. With respect to Mr. Christopher V. Greetham, the board reviewed the terms of a proposed one year consulting arrangement under which Mr. Greetham would provide advice with respect to our investment strategy. The board determined that this arrangement would not constitute a material relationship with us as defined in the listing standards of the New York Stock Exchange. For more details about these transactions and our share ownership, see “Certain Relationships and Related Transactions” and “Principal Shareholders” in this proxy statement.

Meetings of the Board of Directors and its Committees

Pursuant to our Corporate Governance Guidelines, we expect directors to attend all meetings of our Board of Directors, all meetings of all committees of the board on which they serve and each annual general meeting of shareholders, absent exigent circumstances. Our Board of Directors met five times during the year ended December 31, 2007. No director attended fewer than 75% of the aggregate of the total number of meetings of the board and the total number of meetings of all committees of the board on which the director served. All twelve of our directors attended the 2007 annual general meeting of shareholders. Our non-management directors meet quarterly at executive sessions without management. They have selected Mr. Greene as the presiding director.

Our Board of Directors currently maintains Executive, Audit, Compensation, Corporate Governance and Nominating, Finance and Risk Committees. Current copies of the charter for each of these committees, as well as our Corporate Governance Guidelines and Code of Business Conduct, are available on our website at www.axiscapital.com and are available, without charge, in print to any shareholder who requests them by contacting our Secretary at 92 Pitts Bay Road, Pembroke HM 08, Bermuda.

Executive Committee.    The Executive Committee is composed of Messrs. Butt, Charman and Davis and is chaired by Mr. Greene. This committee may exercise the authority of the Board of Directors when the entire Board of Directors is not available to meet, except in cases where the action of the entire Board of Directors is required by our memorandum of association, our bye-laws or applicable law. The Executive Committee did not meet during the year ended December 31, 2007.

Audit Committee.    The Audit Committee is composed of Messrs. Greene and Keane and is chaired by Mr. Smith. This committee has general responsibility for the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit functions and independent auditors. The committee appoints, retains and determines the compensation for our independent auditors, pre-approves fees and services of the independent auditors and reviews the scope and results of their audit. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee is a non-management director and is independent as defined in the listing standards of the New York Stock Exchange and under the Exchange Act. Our Board of Directors has determined that each of Messrs. Greene, Keane and Smith qualify as an audit committee financial expert pursuant to the rules and regulations of the Securities and Exchange Commission, or SEC. The Audit Committee met nine times during the year ended December 31, 2007.

Compensation Committee.    The Compensation Committee is composed of Messrs. Greene, Greetham, Grupe and Smith and is chaired by Mr. Tasco. This committee establishes our Chief Executive Officer’s and our other executive officers’ compensation in light of our established corporate performance goals and makes recommendations to our Board of Directors with respect to overall officer, management and employee compensation policies, incentive compensation plans, equity-based plans and director compensation. Each member of this committee is a non-management director and is independent as defined in the listing standards of the New York Stock Exchange. The Compensation Committee met five times during the year ended December 31, 2007.

Compensation Committee Process

Under our Compensation Committee’s charter, the Committee has the power and duty to set the Chief Executive Officer’s annual compensation after evaluating his performance under corporate goals and objectives that the Compensation Committee sets each year. The Compensation Committee also has the authority to make recommendations to the board regarding compensation programs and policies affecting other employees, including the other executive officers, and the form and amount of director compensation. The Compensation Committee is empowered to approve initial offers of employment, salary increases, bonuses and other incentive payments for our highest salary grade level employees, including our executive officers, and must approve all equity awards to our executive officers. The Compensation Committee also is responsible for the design of our incentive and equity compensation plans and any changes or amendments to those plans. The Compensation Committee is permitted to delegate any of its responsibilities to subcommittees in its discretion, but to date has not done so.

Our Compensation Committee generally receives proposals and information from our human resources department and from our Chief Executive Officer for their consideration regarding executive and director compensation. Our Chief Executive Officer makes recommendations regarding salary increases, annual cash incentives and equity awards for all of our executive officers other than himself. The Compensation Committee also approves salary increases, incentive payments and equity awards for our executive officers. Our Compensation Committee receives input from our Chief Human Resources Officer, in consultation with third-party consultants and senior management, as required, regarding director compensation. However, the Compensation Committee is responsible for recommendations to the board regarding director compensation.

Our Compensation Committee has sole authority to retain and terminate any consultants used to evaluate executive compensation, and may retain other advisors if and when it deems necessary. The Compensation Committee employs compensation consultants to assist in establishing compensation policies and programs, and considers reports prepared by compensation consultants engaged by management. The consultants prepare reports comparing our compensation programs to those of peer companies, to aid the Compensation Committee in ensuring the competitiveness and appropriateness of our compensation programs. During 2007, the Compensation Committee retained Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant. During the year, PM&P reviewed and advised the Compensation Committee on matters concerning compensation of the Chief Executive Officer, the other named executive officers and directors. PM&P made a formal presentation to the Compensation Committee in May regarding executive compensation and provided a formal report on directors’ compensation in September of 2007. During 2007, our human resources department engaged Mercer Human Resources Consulting on behalf of management to assist in the preparation and review of the of the 2007 Long-Term Equity Compensation Plan, which was approved by our shareholders in May 2007.

At the beginning of each calendar year, our Compensation Committee generally reviews the incentive plan results from the prior year, makes final determinations regarding salaries for the current year and equity awards and incentive cash payments for prior-year performance, establishes the performance goals under the incentive plan for the current year, approves the Compensation Committee’s report for our proxy statement and conducts a self-assessment. Mid-year the Compensation Committee generally reviews the compensation consultant’s report, if any, regarding our executive compensation program and generally reviews our compensation programs. In the fall of each year, the Compensation Committee reviews our director compensation program, approves any needed changes to the director compensation program, and conducts a preliminary assessment of our performance for the year. Our Compensation Committee generally meets at the end of each calendar year to make preliminary decisions regarding the salaries for the next calendar year and to determine the equity awards and incentive cash payments that will be made at the beginning of the next calendar year, subject to final year-end results.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2007, none of our executive officers served as a member of the compensation committee or as a director of another entity, one of whose executive officers served on our Compensation Committee or as one of our directors.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee is composed of Messrs. Bell, Davis and Friedman and is chaired by Mr. Greene. This committee takes a leadership role in shaping our corporate governance by identifying and proposing qualified director nominees, overseeing the purpose, structure and composition of the board committees, overseeing the annual evaluation of the Board of Directors and the committees and periodically reviewing our Code of Business Conduct and Corporate Governance Guidelines. Each member of this committee is a non-management director and is independent as defined in the listing standards of the New York Stock Exchange. The Corporate Governance and Nominating Committee met four times during the year ended December 31, 2007.

Consideration of Director Nominees

The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders to be nominated to our Board of Directors for election at the annual general meeting of shareholders. A shareholder who wishes to submit a candidate for consideration must be a shareholder of record at the time that it submits a candidate for nomination and must be entitled to vote for the candidate at the meeting. A shareholder must give written notice of the submission to our Secretary not less than 90 days nor more than 120 days prior to the anniversary of the annual general meeting of shareholders for the preceding year. The notice must include:

•	the name, age and business and residence addresses of the candidate,

•	the principal occupation or employment of the candidate,

•	the number of common shares or other securities of the Company beneficially owned by the candidate,

•	all other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, and

•	the candidate’s written consent to be named in the proxy statement and to serve as a director if elected.

The notice also must include information on the shareholder submitting the nomination, including the shareholder’s name and address as it appears on our books and the number of our common shares beneficially owned by the shareholder.

The Corporate Governance and Nominating Committee believes that directors should be persons who combine the highest standards of integrity and significant accomplishments in their chosen field of endeavor. Directors should bring a diversity of experiences, skills and perspectives to our Board of Directors. The committee considers qualities of intelligence, honesty, perceptiveness, good judgment, high ethics and standards, integrity and fairness to be of paramount importance. It also examines experience, knowledge and skills in business judgment, leadership, strategic planning, general management practices and crisis response. In addition, the committee looks for candidates with financial expertise and a willingness and ability to commit the time required to fully discharge their responsibilities to the board. The committee evaluates candidates on the basis of their qualifications and not on the basis of the manner in which they were submitted for consideration.

Finance Committee.    The Finance Committee is composed of Messrs. Bell, Friedman and Greetham and is chaired by Mr. Davis. This committee generally approves and monitors the investment of funds and financing facilities. It also is responsible for establishing our investment guidelines, approving the selection and terms of investment managers, evaluating the performance of investment managers, monitoring the need for additional financing and ensuring compliance with outstanding debt facility covenants. The Finance Committee met four times during the year ended December 31, 2007.

Risk Committee.    On May 11, 2007, our Board of Directors, based on a recommendation by our Corporate Governance and Nominating Committee, established a Risk Committee of the board. The purpose of the Risk Committee is to assist the board in its oversight of risks to which the Company is exposed. The board appointed Messrs. Bell, Charman, Greene, Grupe, Keane and Large as the initial members of the Risk Committee, with Sir Andrew Large serving as Chairman. The Risk Committee met two times during the year ended December 31, 2007.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all of our directors and employees, including our Chief Executive Officer and President, our Chief Financial Officer and our Controller. Copies of our Code of Business Conduct and our Corporate Governance Guidelines are available on our website at www.axiscapital.com and are available, without charge, in print to any shareholder who requests them by contacting our Secretary at 92 Pitts Bay Road, Pembroke HM 08, Bermuda. We intend to disclose on our website any required amendment to, or waiver of, a provision of the Code of Business Conduct that applies to our Chief Executive Officer and President, our Chief Financial Officer or our Controller. In addition, waivers of the Code of Business Conduct for our directors and executive officers may be made only by our Board of Directors or the Corporate Governance and Nominating Committee and will be promptly disclosed to shareholders on our website in accordance with the listing standards of the New York Stock Exchange.

Shareholder Communications with the Board of Directors

Shareholders and other interested parties may send communications to our Board of Directors by sending written notice to our Secretary. The notice may specify whether the communication is directed to the entire board, to the non-management directors, to the presiding director of the non-management directors or to a particular board committee or other director. Our Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if he so determines, will forward the communication to the Chairman of the Board, to the non-management directors or to the appropriate committee chairman or director. At each meeting of our Board of Directors, our Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of February 20, 2008 regarding beneficial ownership of our common shares by each of the following, in each case based on information provided to us by these individuals:

•	each person or group known to us to be the beneficial owner of more than 5% of our common shares;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

	Number of Common Shares (1)	Percent of Outstanding Common Shares (1)
Directors and Executive Officers
Geoffrey Bell	4,544	*
Michael A. Butt(2)	883,130	*
John R. Charman(3)	6,973,012	4.4%
Charles A. Davis(4)	—	—
Robert L. Friedman	7,000	*
Donald J. Greene(5)	101,159	*
Christopher V. Greetham	6,895	*
Jurgen Grupe	—	—
Maurice A. Keane(6)	70,673	*
Sir Andrew Large	3,854	*
Henry B. Smith(7)	24,097	*
Frank J. Tasco(8)	69,648	*
William A. Fischer(9)	507,992	*
David B. Greenfield	100,200	*
John Gressier(10)	609,739	*
All directors and executive officers as a group (23 persons)(11)	11,613,035	7.3%

Other Shareholders
Trident II, L.P. and related entities(12)	19,818,344	11.8%
FMR LLC and related entities(13)	14,093,725	9.3%
Barclays Global Investors, NA and related entities(14)	12,963,262	8.6%
AXA Financial, Inc. and related entities(15)	10,809,331	7.0%

*	Less than 1%

(1)	Number of common shares beneficially owned and percentage ownership are based on common shares outstanding as of February 20, 2008, adjusted as required by rules promulgated by the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to such shares. All outstanding warrants for common shares and options for common shares currently exercisable or exercisable within 60 days after February 20, 2008 are deemed to be outstanding and to be beneficially owned by the person holding such warrants or options for the purpose of computing the number of common shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all common shares shown as beneficially owned by them. Our bye-laws reduce the total voting power of any shareholder owning 9.5% or more of our common shares to less than 9.5% of the voting power of our capital stock.

(2)	Includes 653,130 common shares held directly by Mr. Butt and options to acquire 230,000 common shares.

(3)	Includes 632,064 common shares held directly by Mr. Charman, 1,804,908 common shares owned by Dragon Holdings Trust (“Dragon Trust”), 497,704 common shares owned by N.I.M.I.C. International Ltd., a company that is wholly owned by N.I.M.I.C. Trust (formerly known as the JR Charman Children’s Settlement), and options to acquire 2,485,112 common shares. It also includes 1,164,920 common shares issuable upon exercise of warrants of the Company held by Dragon Trust and 388,304 common shares issuable upon exercise of warrants of the Company held by N.I.M.I.C. International Ltd. It does not include 300,000 series B preferred shares owned by N.I.M.I.C. International Ltd. Mr. Charman may be deemed to share voting and/or dispositive power with respect to the common shares and common shares issuable upon exercise of the warrants held by Dragon Trust and N.I.M.I.C. International Ltd., but he disclaims beneficial ownership of all such common shares. The trustee of Dragon Trust and the N.I.M.I.C. Trust is Codan Trust Company Limited (“Codan”) whose registered office is at Richmond House, 12 Par-La-Ville Road, Hamilton HM08, Bermuda. Any two directors or one director and one officer of Codan are authorized to sign documentation on behalf of Codan as trustees of Dragon Trust with respect to its exercise of its dispositive power over the common shares and common shares issuable upon the exercise of warrants of the Company held by Dragon Trust. Mr. Charman has a discretionary and contingent interest in the trust property of Dragon Trust. He also has the power to appoint and remove new or successor trustees. The Trustee has absolute discretion as to whether to make any distributions to him or not and there are other family beneficiaries. Mr. Charman’s contingent interest is subject to him surviving to the end of the trust period, which is expected to be at least 80 years. Mr. Charman has no beneficial interest in the property of N.I.M.I.C. International Ltd. or the N.I.M.I.C. Trust, although he has the power to appoint new or successor trustees and to request that trustees of the N.I.M.I.C. Trust resign.

(4)	Mr. Davis is a member and the Chief Executive Officer of Stone Point Capital LLC and one of the members of Stone Point LLC who participates in the management of Trident II, L.P., Marsh and McLennan Capital Professional Fund, L.P. and Marsh & McLennan Employees’ Securities Company, L.P. Mr. Davis may be deemed to share voting and dispositive power with respect to the common shares and common shares issuable upon exercise of the warrants of the Company that are, or may be deemed to be, beneficially owned by Trident II, L.P., Marsh & McLennan Capital Professional Fund, L.P. and Marsh & McLennan Employees’ Securities Company, L.P. Mr. Davis disclaims beneficial ownership of all such common shares, except to the extent of any pecuniary interest therein. See footnote 12 below.

(5)	Includes 77,159 common shares held directly by Mr. Greene and options to acquire 24,000 common shares. Does not include 30,895 phantom shares issued in lieu of director’s fees and in lieu of dividend payments on phantom shares.

(6)	Includes 46,673 common shares held directly by Mr. Keane and options to acquire 24,000 common shares.

(7)	Includes 16,097 common shares held directly by Mr. Smith and options to acquire 8,000 common shares.

(8)	Includes 45,648 common shares held directly by Mr. Tasco and options to acquire 24,000 common shares. Does not include 29,707 phantom shares issued in lieu of director’s fees and in lieu of dividend payments on phantom shares.

(9)	Includes 267,992 common shares held directly by Mr. Fischer and options to acquire 240,000 common shares.

(10)	Includes 389,739 common shares held directly by Mr. Gressier and options to acquire 220,000 common shares.

(11)	Includes 6,125,699 commons shares, warrants to acquire 1,553,224 common shares and options to acquire 3,934,112 common shares.

(12)

Based solely on information contained in Amendment No. 5 to the Schedule 13G filed on February 7, 2008 by Trident II, L.P. (“Trident II”), Trident Capital II, L.P. (“Trident GP”), Stone Point Capital LLC (“Stone Point”), Marsh & McLennan Capital Professional Fund, L.P. (“Trident PF”) and Marsh & McLennan Employees’ Securities Company, L.P. (“Trident ESC”) and includes common shares beneficially held as of December 31, 2007 by such entities. Trident II and Trident GP have shared voting and dispositive power over 19,818,344 common shares. Trident PF has shared voting and dispositive power over 554,436 common shares. Trident ESC has shared voting and dispositive power over 558,148 common shares. Stone Point has shared voting power over 20,372,780 common shares. The sole general partner of Trident II is Trident GP. Trident II is the direct beneficial owner of 2,900,032 common shares and 16,918,312 common shares issuable upon exercise of warrants of AXIS Capital. As the general partner, Trident GP holds voting and investment power with respect to the securities of AXIS Capital that are, or may be deemed to be, beneficially owned by Trident II. The manager of Trident II is Stone Point, and the members of Stone Point are Charles A. Davis, Meryl D. Hartzband, James D. Carey, Nicolas D. Zerbib and David J. Wermuth. The general partners of Trident GP are four single member limited liability companies that are owned by individuals who are members of Stone Point (Messrs. Davis, Carey and Wermuth and Ms. Hartzband). Each of the single member limited liability companies that is a general partner of Trident GP has disclaimed beneficial ownership of the common shares and warrants that are, or may be deemed to be, beneficially owned by Trident II. The sole general partner of Trident PF is a company controlled by the four individuals who are members of Stone Point. The sole general partner of Trident ESC is a company that is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”). Trident PF has agreed that it will not dispose of its holdings in AXIS Capital prior to Trident II and to the extent that it elects to divest of its interest in AXIS Capital at the same time as Trident II, Trident PF will divest its holdings in AXIS Capital in parallel with Trident II. Trident ESC has agreed that it will divest its holdings in AXIS Capital in parallel with Trident II. As a result of this agreement, Trident II may be deemed to beneficially own 162,792 common shares directly held by Trident PF and Trident ESC and warrants to purchase 949,792 common shares held by Trident PF and Trident ESC, and Trident PF and Trident ESC may be deemed to beneficially own 2,900,032 common shares directly held by Trident II and warrants to purchase 16,918,312 common shares held by Trident II. Trident II disclaims beneficial ownership of all common shares and warrants beneficially owned by Trident PF and Trident ESC, and Trident PF and Trident ESC each disclaims beneficial ownership of all common shares and warrants beneficially owned by Trident II and each other. Stone Point has authority to execute documents on behalf of the general partner of Trident ESC pursuant to a limited power of attorney. The principal address for Trident II, Trident GP, Trident PF and Trident ESC is c/o Maples & Calder, Ugland House, Box 309, South Church Street, Georgetown, Grand Cayman, Cayman Islands. The principal address for Stone Point is 20 Horseneck Lane, Greenwich, Connecticut 06830.

(13)	Based solely on information contained in Amendment No. 3 to the Schedule 13G filed on February 14, 2008 by FMR LLC (“FMR”) and Edward C. Johnson 3d., and includes common shares beneficially held as of December 31, 2007 by such entities. FMR has sole voting power over 753,569 common shares and sole dispositive power over 14,093,725 common shares. Fidelity Management & Research Company, a wholly owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 13,345,956 of the common shares; Pyramis Global Advisors Trust Company, 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR, and a bank, is the beneficial owner of 129,680 of the common shares. The Schedule 13G also indicates that each of Mr. Johnson and FMR has sole power to vote or to direct the voting of the 13,345,956 common shares beneficially owned by Fidelity Management & Research Company. Each of Mr. Johnson and FMR through control of Pyramis Global Advisors Trust Company has sole power to vote or to direct the voting of the 129,680 common shares beneficially owned by Pyramis Global Advisors Trust Company. The address for FMR and Fidelity Management & Research Company is 82 Devonshire Street, Boston, Massachusetts 02109.

(14)

Based solely on information contained in the Schedule 13G filed on February 5, 2008 by Barclays Global Investors, NA. (“Barclays Global Investors”) and certain of its affiliates, and includes common shares beneficially held as of December 31, 2007. Barclays Global Investors and the other beneficial owners listed below, as a group, are the beneficial owners of an aggregate of 12,963,262 common shares. Barclays Global Investors holds sole voting power over 8,569,188 of the common shares and sole dispositive power over 10,038,852 common shares. Barclays Global Fund Advisors, a registered investment adviser, holds sole voting and dispositive power over 908,651 of the common shares. Barclays Global Investors, LTD, a bank, holds sole voting and dispositive power over 1,281,278 of the common shares. Barclays Global Investors Japan Limited, a registered investment adviser, holds sole voting and dispositive power over 483,696 of the common shares. Barclays Global Investors Canada Limited, a registered investment advisor, holds sole voting and dispositive power over 131,536 common shares. The address for Barclays Global Investors and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105. The address for Barclays Global Investors, LTD is 1 Royal Mint Court, London, EC3N 4HH. The address for Barclays Global Investors Japan Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, 150-0012, Japan.

(15)	Based solely on information contained in Amendment No. 4 to the Schedule 13G filed on February 14, 2008 by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, AXA and AXA Financial, Inc. and includes common shares beneficially held as of December 31, 2007 by such entities. These entities have sole voting power over 9,878,629 common shares, shared voting power over 900 common shares, sole dispositive power over 10,809,331 common shares. They do not share dispositive power over any common shares. Alliance Capital Management L.P. is a subsidiary of AXA Financial, Inc. and is a registered investment adviser. The address for AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle is 26, rue Drouot, 75009 Paris, France; the address for AXA is 25, avenue Matignon, 75008 Paris, France; and the address for AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104. AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA disclaim beneficial ownership of all of the common shares reported in the Schedule 13G.

EXECUTIVE	OFFICERS

The	table below sets forth certain information concerning our executive officers:

Name	Age	Positions
Michael A. Butt(1)	65	Chairman of the Board
John R. Charman(1)	55	Chief Executive Officer and President
David B. Greenfield	45	Chief Financial Officer
Dennis B. Reding	59	Chief Operating Officer
William A. Fischer	47	Chief Executive Officer and President, AXIS Re Bermuda
John Gressier	40	Chairman, AXIS Insurance
Karl Mayr	58	Chief Executive Officer and President, AXIS Re Europe
Michael E. Morrill	48	Chief Executive Officer and President, AXIS Re U.S.
Brian W. Goshen	46	Chief Human Resources Officer
Richard T. Gieryn, Jr.	51	General Counsel
John J. Murray	47	Chief Operations Officer
Richard Strachan	40	Chief Claims Officer

(1)	Biography available under “Board of Directors.”

David B. Greenfield joined AXIS Capital in August 2006 as Chief Financial Officer. Prior to joining AXIS, Mr. Greenfield was a partner with KPMG LLP, which he joined in 1984, serving clients in the financial services industry. In addition, Mr. Greenfield was KPMG’s Global Sector Chair for Insurance and a member of KPMG’s Global Financial Services Leadership Team. Mr. Greenfield was the lead partner for several of KPMG’s largest insurance clients. His leadership responsibilities at KPMG included international client development and management over teams of partners and staff globally.

Dennis B. Reding was appointed Chief Operating Officer of AXIS Capital in January 2007 and, prior to that appointment, served as Chairman of AXIS Insurance since January 2005. From January 2003 until December 2004, he was Chief Executive Officer of AXIS U.S. Insurance. Mr. Reding has 37 years of industry experience. Mr. Reding was President and Chief Executive Officer of Westchester Specialty Group from 1992 to 1998. He then served as President and Chief Executive Officer of ACE USA, Inc. from 1998 to 2001 and President of ACE INA Holdings, Inc. from 2001 to 2002. Mr. Reding was Chairman and Chief Executive Officer of Combined Specialty Group, Inc., an Aon subsidiary, in 2002.

William A. Fischer has been Chief Executive Officer and President of AXIS Re Bermuda since our inception. Mr. Fischer has 21 years of industry experience. Mr. Fischer began his career at Skandia America Reinsurance in 1987 as a treaty underwriter, where he served until November 1991. From November 1991 to October 1994, he served as Vice President of Treaty Property Underwriting at Transatlantic Reinsurance Company. Mr. Fischer then served as Executive Vice President with responsibilities for property, accident and health, and financial products at Everest Re Group, Ltd. from October 1994 to May 2001. He then served as a Senior Vice President of the Broker Market Group of American Re, where he was responsible for all property business, until joining us in late 2001.

John Gressier was appointed Chairman of AXIS Insurance in January 2007. Prior to that appointment, he served as Deputy Chairman of AXIS Insurance since January 2005 and Chief Executive Officer and President of AXIS Global Insurance since April 2002. Mr. Gressier has over 21 years of experience in the insurance industry. Mr. Gressier served as an underwriter at Charman Underwriting Agencies from 1989 until ACE Limited acquired Charman in 1998. Mr. Gressier then served as Deputy Underwriter of Syndicates 488/2488, Director of ACE Global Markets Underwriting Limited and Director of Marine and Specialty Lines for Syndicate 2488. He also was a member of ACE Global Markets Executive Underwriting Committee. In February 2001, Mr. Gressier was appointed Joint Active Underwriter of Syndicate 2488 and director of the ACE Agency Board, where he served until joining us in 2002.

Karl Mayr has been Chief Executive Officer and President of AXIS Re Europe since August 2003. Mr. Mayr has 27 years of reinsurance experience. He joined Frankona Ruckversicherungs-AG in 1980, where he was appointed a member of the Board of Management in 1992. From 1988 to 1992, he held senior officer positions at the U.S. branch of Frankona in Kansas City, Missouri, which he led from 1990. After the acquisition of Frankona by ERC, he served on various boards of management in the German companies as well as a director on the boards of several European affiliates. From 2002 until July 2003, Mr. Mayr was Chief Executive Officer of GE Frankona Re.

Michael E. Morrill has been Chief Executive Officer and President of AXIS Re U.S. since August 2002. Mr. Morrill has over 21 years of experience in the insurance and reinsurance industry. From 2001 to 2002, Mr. Morrill was the President and Chief Executive Officer of Gerling Global Reinsurance Corporation of America. From 1996 to 2001, he served as Chief Underwriting Officer for North America and Senior Vice President at Transatlantic Reinsurance Company. He also has held senior management and underwriting positions at Munich American Reinsurance Company, Cologne Reinsurance Company of America and Christiania General Insurance Company.

Brian W. Goshen has been the Chief Human Resources Officer since January 2006. Mr. Goshen has over 21 years of professional human resources experience. From March 2004 to January 2006, he served as a Vice President of Human Resources at Fifth Third Bank. From May 1996 to March 2004, he was a Managing Director with Marsh, Inc., a global insurance and brokerage and risk management company. While at Marsh, he served in various senior human resource positions, including the Head of Human Resources for North America and the Head of Human Resources for their Asia and Pacific operations. From February 1994 to June 1996, he was Vice President of Human Resources with the Hong Kong and Shanghai Banking Corporation. Mr. Goshen started his corporate career with Goldman, Sachs & Co. following a period of service as a Personnel Officer with the United States Army.

Richard T. Gieryn, Jr. has been General Counsel since April 2006. From January 2003 to April 2006, he was Executive Vice President and General Counsel of AXIS U.S. Insurance. He joined AXIS U.S. Insurance from Combined Specialty Group, Inc. in January 2003 with over 20 years of experience in the insurance industry. Mr. Gieryn was General Counsel and Secretary at Combined Specialty Group, Inc from 2002 to January 2003. From 2001 to 2002 he was Executive Vice President and General Counsel at ACE INA Holdings, Inc. Mr. Gieryn was Executive Vice President and General Counsel at ACE USA, Inc. from 1998 to 2002. He served in the same capacity at Westchester Specialty Group from 1996 to 1998. Mr. Gieryn began his career at Drew, Eckl & Farnham, LLP where he became an equity partner.

John J. Murray has been Chief Operations Officer since November 2001. Mr. Murray, a chartered accountant, has 16 years of industry experience. From 1995 to 2000, he was the Head of Operations for ACE Global Markets Limited. He then served as a Finance Director of Newmarket Underwriting Limited during 2000 and 2001.

Richard Strachan has been Chief Claims Officer since April 2002. Mr. Strachan has 22 years of experience in the insurance and reinsurance industry. From 1985 to 1997, he managed claims for Syndicates 488 and 2488 at both Charman Underwriting Agencies and Tarquin plc. From 1997 to 1999, Mr. Strachan served as a claims adjuster at ACE Global Markets. From 1999 to 2001, he served as claims team leader for ACE Global Markets.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of AXIS’s Executive Compensation Programs:

At AXIS, our stated mission is to become the leading diversified global specialty insurance and reinsurance company as measured by quality, sustainability and profitability. We strive to achieve favorable results through disciplined underwriting, earning an overall return on equity of 15% or better over an underwriting cycle. In order to fulfill this mission, it is imperative that we hire and retain the best talent available in the global marketplace.

We have designed our executive compensation program with a goal of attracting, retaining and motivating superior talent globally and maximizing shareholder value in the long term. The overall combination of executive compensation and benefits that we pay our executive officers is designed to reward above-median performance with above-median levels of compensation as compared to our competitive universe. Further, the programs are designed to provide a mix between fixed and variable components of compensation so that below-median performance can be appropriately addressed with commensurate reductions in levels of compensation.

Because of the unpredictable nature of our business, flexibility is of utmost importance in our compensation programs. Events that are out of our executive officers’ control can have an extreme impact on our business results from year to year, even when our executive officers outperform the leaders of similar businesses and achieve a result for our shareholders that is beneficial under the circumstances. In such cases, our compensation programs need to be designed to respond appropriately to the potentially volatile nature of our business, taking into account all of the relevant circumstances, and provide competitive compensation to attract, reward, motivate and retain our executive officers. As a result, we seek to avoid incentive compensation that is overly formulaic.

Individual performance also plays a role in our decisions regarding executive officers’ compensation, but, consistent with our emphasis on flexibility, we do not generally have structured individual goals for our executive officers. Instead, our Compensation Committee reviews the performance of the portion of our business for which the executive officer is responsible, reviews the individual performance of the executive officer in achieving the objectives for his or her business segment, considers the opinion of Mr. Charman, our Chief Executive Officer (except with regard to his own individual performance), considers the overall performance of the Company, and considers any other factors it deems relevant in evaluating the individual performance of our top executive officers.

Furthermore, our Chief Executive Officer’s compensation program is designed to reflect our Chief Executive Officer’s significant level of responsibility. At AXIS, our Chief Executive Officer coordinates our insurance and reinsurance businesses, which are separate leading global businesses that our Chief Executive Officer was instrumental in building into highly successful enterprises under his leadership. We believe that he has a higher level of risk management, marketing and client service responsibility than is often the case at comparable companies. Our Chief Executive Officer is responsible for the coordination of both businesses from a risk-management perspective. At AXIS, the balance between the two lines of business provides diversification in our products and risks, which we believe ultimately serves to preserve our capital and drive long-term shareholder returns. Therefore, we have designed our Chief Executive Officer’s compensation to reflect this situation, both to compensate him for the functions he performs and to ensure that his compensation is connected to the successes attributable to his skills and responsibilities.

Competitive Market Analysis

While AXIS gives careful consideration to each element of total compensation, we evaluate our competitive position with respect to our named executive officers on a total direct compensation basis, which consists of base salary, annual bonus and long-term incentives, because these are the most important elements of compensation and also because other elements vary greatly from company to company and are difficult to compare. The Compensation Committee engages an independent consultant to periodically review the appropriateness of our executive compensation program so that the committee can make adjustments as needed. The consultant provides AXIS with a competitive market perspective of total direct compensation based on an analysis of proxy disclosures of publicly-traded insurance companies that we consider to be our peers and/or competitors. In designing a competitive executive compensation program, we take into account the need to attract qualified executives in geographic areas where we operate, such as Bermuda and London, that have a relatively higher cost of living, as well as the costs associated with relocating executives to those areas.

In May 2007, PM&P reviewed our 2006 executive compensation program and company performance. Mr. Charman’s compensation was compared to that of chief executive officers at our peer companies. Because executive job functions at our peer companies vary, we compared our executive officers’ compensation (other than our Chief Executive Officer’s and Chief Financial Officer’s) to that of executive officers at the peer companies who have the most similar positions to those of our named executive officers. However, to address in part the variation in business structures and because consistent information regarding comparable officers at other companies is difficult to obtain, the consultant also compared our executive officers’ compensation, other than our Chief Executive Officer’s and Chief Financial Officer’s, to that of the third through fifth highest-paid officers at the peer companies.

The components of total compensation that were included in this analysis were:

•	Salary

•	Bonus

•	Total Cash Compensation (salary plus bonus)

•	Long-Term Incentives (which for AXIS consisted solely of restricted stock grants)

•	Total Direct Compensation (consisting of total cash compensation plus long-term incentives)

The AXIS peer group consisted of:

•	ACE Limited

•	XL Capital Ltd

•	Everest Re Group, Ltd.

•	PartnerRe Ltd.

•	Arch Capital Group Ltd.

•	Endurance Specialty Holdings Ltd.

•	Platinum Underwriters Holdings, Ltd.

•	RenaissanceRe Holdings Ltd.

•	Montpelier Re Holdings Ltd.

•	Aspen Insurance Holdings LTD

•	Allied World Assurance Company Holdings

•	IPC Holding LTD.

Base salaries for our executive officers ranged from between the 60th and 100th percentiles of the peer group. The majority of our executive officers’ salaries were positioned at or near the 75th percentile. Bonus payments as a percentage of base salary were at the top of the range of the peer group. This, combined with base salaries, resulted in total cash compensation that was at or near the top of the range for all 2006 named executive officers. Long-term incentives as a percentage of base salary fell between the 70th and 85th percentiles. The total direct compensation (base salary, bonus and long-term incentives) placed our executive officers between the 85th and 95th percentiles of the peer group. Performance in 2006, as measured by growth versus our competitor company group, was in the 73rd to 88th percentile over a one-year period and between the 97th and 100th percentile for a three-year period. Performance as measured by profitability versus our competitor company group ranged from the 83rd to 91st percentile for a one-year period and between the 74th and 100th percentile for a three-year period. Therefore, we achieved our stated objective of paying above median total compensation for above median performance in 2006, and while 2006 compensation was high compared to our peer group, we believe it was appropriate in the context of our relative and absolute performance. As a result, we determined that our program did not need to be adjusted for 2007, and we continued with the compensation structure that was used in prior years.

U.S. Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to certain executive officers, although performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). For AXIS, this rule has limited effect because our company is headquartered in Bermuda and U.S. tax law only affects a portion of our income. Therefore, although we are aware of and consider the impact of this rule when developing and implementing our executive compensation programs, compliance with the requirements of Section 162(m) requires a somewhat formulaic approach, and we believe that flexibility is more important in our compensation programs. Therefore, this has not been a driving factor in the operation of any of our compensation programs.

2007 Performance:

Our performance in 2007, as led by Mr. Charman, President and Chief Executive Officer of AXIS, and our other executive officers, was superior by any measure, especially following our outstanding performance in 2006.

In 2007, AXIS experienced material reductions in premium levels due to a softening market across many of our lines of business and in most of the geographical areas in which we operate. This pressure on our income stream provided a challenging operating environment. Offsetting these factors were below average natural perils losses and strong investment earnings. Finally, our structured credit portfolio is high quality and, in 2007, we experienced minimal unrealized and realized losses in our financial results relating to sub-prime mortgages. For the year ended December 31, 2007:

•	Return on average common shareholders’ equity was 24.6%.

•	Operating income increased 11% to a record $1.05 billion, compared to $950 million in 2006.

•	Our combined ratio, which is the sum of our net loss and loss expense, acquisition cost, and general and administrative expense ratios, improved to 75.3%, compared to 77.3% in 2006.

•	Total shareholders’ equity increased 17% from December 31, 2006 to $5.2 billion.

•	Capital management initiatives during the year included $305 million of share repurchases.

•	In December 2007, our Board of Directors approved a 12% increase in the quarterly common dividend to $0.185 per common share.

With respect to our peer group, AXIS performed above the median in the following categories for 2007, based upon company reports, including unaudited financial results for the year ended December 31, 2007:

•	Our combined ratio was 75.3% compared to a median of 82.9%.

•	Our return on average common shareholders’ equity was 24.6% compared to a median of 20.1%.

•	Our book value per share growth for 2007 was 22.8% compared to a median of 17.1%.

•	Our annual growth in gross premiums written was (.5)% compared to a median of (6.3)%.

This outstanding financial performance in 2007 was a primary driver of the Compensation Committee’s decisions regarding annual incentives and equity grants.

Elements of Compensation:

Executive compensation at AXIS is primarily a combination of base salary, annual cash bonus paid under our annual incentive plan, long-term incentive awards made under our 2003 Long-Term Equity Compensation Plan and our 2007 Long-Term Equity Compensation Plan, and supplemental retirement programs. We also provide general employee benefits and certain perquisites to our executive officers.

Compensation of our executive officers is governed in part by the employment agreements we have entered into with each of our executive officers. The terms and conditions of the employment agreements are described in detail under the narrative to the Summary Compensation Table and in the section entitled “Potential Payments Upon Termination or Change in Control” below. On February 19, 2008, Mr. Charman’s employment agreement was amended to extend his term of service through December 31, 2013. There were no changes in any other terms or conditions.

In addition, in 2007, we entered into a new employment agreement with Mr. Gressier due to his promotion to Chairman of AXIS Insurance and to reflect changes in his terms and conditions of employment based on his relocation from the United Kingdom to Bermuda, which occurred in 2006.

Base Salary:

Base salaries are the most basic form of compensation and are integral to any employment arrangement. Our main consideration in determining base salaries is to remain competitive. We also seek to balance a logical salary structure within the Company globally with the demands of the market for executive talent. A competitive base salary allows us to attract individuals from other organizations, both within our industry and outside our industry. Paying our existing employees a competitive base salary that is updated to compete with market pressures helps retain key staff by minimizing their need or desire to leave us to increase their level of basic compensation. In addition, base salary helps our executive officers maintain a sufficient standard of living in the locations where we operate and, accordingly, base salaries differ by geographic location.

AXIS has developed a salary grade structure utilizing the assistance of Mercer Human Resource Consulting. Each of our 14 salary grades has a minimum, midpoint and maximum salary that were established with a midpoint at the 60th to 65th percentile compared to similar positions at comparable companies. The ranges of permitted salaries for each grade were established utilizing approximately the top third of the salary range for our industry based on the data provided by the outside consulting firm. Our executive officers are generally in the highest salary grade because they have the highest level of responsibility among our employees, but their placement within the range of salaries in that grade is based on the individual’s type of position, historical factors, geographic location, individual performance, and the Compensation Committee’s determination of competitiveness and appropriate levels based on the Chief Executive Officer’s recommendations.

Messrs. Charman and Butt are not graded, and their initial annual base salaries were established per their employment contracts at the time of hire based on then-current market conditions. The Compensation Committee bases salary adjustments for Messrs. Charman and Butt on the same factors used to determine the other executive officers’ salaries within their pay grade. Mr. Charman’s salary also reflects, in part, his substantial contribution to our company and his high level of responsibility as discussed above, and thus is higher than the salaries of our other executive officers.

Base salaries are generally reviewed annually at the end of each calendar year. We review external salary survey data to assist in developing the total budget for salary increases company-wide. This total amount includes annual merit increases, increases due to promotions and any increases needed for market adjustments to remain competitive. A merit increase guideline is then expressed in terms of a percentage of current annual base salary for each geographic location. We intend the merit increase guidelines to ensure that our salaries remain competitive and reflect cost of living adjustments and average pay increases for the geographic location as reported in surveys.

The Chief Executive Officer recommends annual salary increases, if any, for our named executive officers (except for himself). The Compensation Committee reviews and approves those increases using the guidelines described above. The Compensation Committee reviews and evaluates the performance of the Chief Executive Officer and approves any changes to his base salary.

Our Chief Executive Officer reviewed the base salaries for our named executive officers in 2007 and determined that, except for our Chief Financial Officer, they were competitive with base salaries at our peer companies. He recommended to our Compensation Committee that base salaries for our named executive officers, other than our Chief Financial Officer, not be increased for 2008. He recommended that the base salary for our Chief Financial Officer be increased to $550,000, which would align with the 75th percentile of salaries for chief financial officers at our peer companies. The Compensation Committee approved these recommendations and further determined that the base salary for our Chief Executive Officer should remain the same for 2008.

Annual Incentive Plan:

Annual incentive compensation, which we refer to as the annual bonus, for our named executive officers is provided under our 2004 Annual Incentive Plan, which is described below in the narrative to the Summary Compensation Table. The annual incentive plan is a critical tool for rewarding the achievement of corporate goals while providing us with the flexibility to reduce or eliminate the incentive amount if those goals are not met. The annual incentive plan also provides a retention tool, as executive officers must generally remain with us through the date of payment to receive their annual incentive payment, which may be a significant portion of their overall compensation.

To further our goal of keeping the long-term best interests of shareholders at the forefront of decision-making for our staff and executive officers, the total bonus pool for the annual incentive plan is tied to our return on average shareholders’ common equity, or ROACE. For 2007, the Compensation Committee determined that if AXIS achieved a designated minimum ROACE, the target bonus pool would be equal to 100% of the total target bonus amount for all employees. The Compensation Committee set the minimum ROACE performance target in early 2007. At the end of 2006 and into early 2007, we were experiencing significant pricing pressures in our aviation, war, terrorism and international property product lines in our insurance business as well as an overall softening reinsurance market for non-catastrophic exposed perils and generally throughout continental Europe. Reinsurance renewals for the early part of 2007 reflected this softening and in general were below our expectations. As a result of AXIS’s increased capital base for 2007 over 2006, AXIS would need to generate an additional net income of $150 million in order to produce the same target ROACE in 2007 as it did in 2006. Based on these financial and market conditions, the Compensation Committee believed that achieving the minimum ROACE would be possible, but challenging. Accordingly, the Compensation Committee set the 2007 ROACE target at the same level as 2006. The Compensation Committee further determined that if AXIS were to achieve ROACE of at least 111.5% of the minimum ROACE performance target, designated as “superior performance,” the bonus pool would be 150% of the total target pool amount. The superior target was adjusted downward for 2007 from the 115% of target used in 2006, due to the anticipated pressures and market conditions described above. Because flexibility is critical to our compensation program, in the event of performance below the target level or above the superior level, the Compensation Committee also retained the discretion to approve a downward or upward adjustment to any bonus pool amount.

In order to achieve a competitive total compensation package, in consultation with its outside consultant, AXIS in 2003 established the individual target annual bonuses expressed as a percentage of annual salary for each salary grade. Target amounts represent a starting point for the Compensation Committee to use in allocating bonuses among the executive officers, and are not guaranteed for executive officers even if AXIS meets its performance goals, except with regard to Messrs. Charman and Butt, whose employment agreements require that they receive the target bonus if performance targets are met. Our executive officers’ target bonuses are generally 100% of their annual base salaries, except for Messrs. Charman and Butt. Mr. Charman’s annual incentive target award is set under his employment contract at a minimum of 150% of his annual base salary. Mr. Butt’s annual incentive target award also is set under his employment contract at a minimum of 125% of his annual base salary. These target bonus levels for Messrs. Charman and Butt were individually negotiated with the officers as part of their employment contracts.

Even if the bonus pool is fully funded, each individual executive officer’s actual incentive award is subject to the discretion of the Compensation Committee. Each executive may receive no bonus or a lower than target bonus for an unsatisfactory individual performance, may receive a bonus based on the level of pool funding if they meet expectations, or may receive a higher bonus at the discretion of the Compensation Committee, which would be taken from the total bonus pool available for other executive officers and employees.

In 2007, our ROACE was considerably higher than the target set to achieve the superior performance level. The Compensation Committee consequently funded the total annual incentive plan pool at approximately 174% of the target pool amount at their discretion and in accordance with the plan. Based on our review of the independent compensation consultant’s report in May 2007 and an update prepared in January 2008, AXIS determined that:

•	Our total direct compensation for 2007 was above the 75th percentile for all executive officers, except our Chief Financial Officer.

•	These compensation levels are commensurate with superior performance when compared with our peer group on both a one-year and three-year basis.

•

The compensation structure for our executive officers is performance oriented, highly leveraged (87% of total compensation is earned through annual and long-term incentives) and creates a strong alignment between executive and shareholder interests.

•	Our compensation program is competitive in our marketplace, aligned to the best interests of our shareholders and executives and consistent with our compensation philosophy.

•	Our 2007 performance was superior and, based on market conditions, comparable if not stronger than 2006.

Based on these determinations, the Compensation Committee decided that our compensation programs did not require changes for 2007 and that annual incentives under our annual incentive plan should be made to our senior executives at levels comparable to those made for 2006.

The Compensation Committee determined that each of the executive officers contributed significantly to the above-superior ROACE performance. Therefore, based on the recommendation of our Chief Executive Officer, the Compensation Committee approved an allocation to the executive officers of a portion of the annual incentive plan bonus pool equal to the executive officer’s target percentage of annual salary multiplied by 150% for superior performance plus an additional discretionary amount based on the subjective assessment of each executive’s contributions to the overall results in 2007. Because the Compensation Committee believed that 2007 performance as described above was comparable to 2006 and was determined to be competitive, individual awards for our named executive officers were generally equivalent to the awards granted in 2006.

Long-Term Equity Plan:

In 2007, we provided long-term incentive compensation through equity awards under our 2003 Long-Term Equity Compensation Plan, or 2003 LTEP, and our 2007 Long-Term Equity Compensation Plan, or 2007 LTEP, which was approved by our shareholders at our annual general meeting in May 2007. Equity awards are an especially valuable tool in linking the personal interests of executive officers to those of our shareholders, because the amount the executive officers will ultimately receive under these awards is determined by our stock price. A higher stock price benefits our shareholders and increases the value of the executive officers’ equity awards. In addition, the vesting requirement for our equity awards is a valuable retention tool that we consider very important in a competitive industry. Furthermore, because other employers with whom we compete for executive talent grant equity as part of their compensation packages, we believe that we need to include this element as part of our executive officers’ compensation in order to be competitive.

In 2003, with the help of our outside consultant at that time, we established a target annual award of stock options and restricted stock for each executive. The targets were designed to provide an above median total compensation package for above median performance when compared to our industry peer group, when the equity awards are combined with base salary and annual incentive payments. In 2005, we modified our practice to discontinue the grants of stock options and increase the grants of restricted stock because we desired a more effective equity vehicle for rewarding executive performance and retaining valuable executive talent. We believe that the use of restricted stock provides executive officers with the motivation to meet or exceed individual goals and make decisions that add to longer-term shareholder value.

Under our equity award guidelines, the standard annual award for Mr. Charman would be 90,000 shares of restricted stock, the standard annual award for Mr. Butt would be 45,000 shares of restricted stock, and the standard annual awards for our other named executive officers would be 30,000 shares of restricted stock. These guidelines, however, only represent the starting point for determining an executive officer’s actual award each year. At the end of each fiscal year, the Compensation Committee determines the actual awards to be made in its discretion, considering competitiveness, retention needs, Company and individual performance, and any other factors it deems relevant. The awards are generally granted in the first quarter of the following year.

In February 2008, the Compensation Committee determined that equity awards of between 150% to 200% of the standard level were appropriate for the named executive officers because the Compensation Committee wanted to reward them for an exceptional 2007 for AXIS and its shareholders. The need for continued retention of our key executives also was a significant consideration in the Compensation Committee’s determination of the higher awards. On February 4, 2008, our Compensation Committee approved the following annual awards of restricted stock under the 2007 LTEP to the named executive officers: Mr. Charman—180,000 shares; Mr. Butt —90,000 shares; Mr. Greenfield—45,000 shares; and Messrs. Gressier and Fischer—60,000 shares. These awards were consistent with the awards granted for 2006, for the reasons discussed above under “Annual Incentive Plan.” With the exception of Mr. Charman’s award, the restricted stock vests in full on the third anniversary of the date of grant. As permitted under the terms of the 2007 LTEP, 120,000 shares subject to Mr. Charman’s award are restricted until December 31, 2009, and the remaining 60,000 shares are restricted until February 4, 2011. The Compensation Committee adjusted the vesting schedule for Mr. Charman’s award from the three-year cliff vesting typically used for restricted stock grants to better align the vesting periods with the term of Mr. Charman’s employment agreement which, at the time of the award, expired on December 31, 2009. Subsequent to the award, we amended Mr. Charman’s employment agreement to extend the term of employment to December 31, 2013, as described below under “Employment Agreements with Executive Officers.” The awards made in February 2008 reflect 2007 performance but, because they were granted early in 2008, they are not reflected on the Summary Compensation Table or the Grants of Plan-Based Awards table for the 2007 fiscal year.

Deferred Compensation and Supplemental Retirement Plans:

The AXIS Specialty U.S. Services, Inc. Supplemental Retirement Plan, referred to as the “U.S. Supplemental Plan,” is designed to permit eligible employees to accumulate additional retirement income through a nonqualified deferred compensation plan. The U.S. Supplemental Plan is described below under the Nonqualified Deferred Compensation table. We maintain this plan because U.S. tax law strictly limits the benefits that we are able to provide to eligible executive officers under our tax-qualified plan, the AXIS 401(k) & Savings Plan. The U.S. Supplemental Plan is relatively inexpensive to provide in relation to the valuable benefits it provides to the participants, which help us to attract and retain key executive officers.

In January 2004, AXIS implemented supplemental retirement plans for Messrs. Charman and Butt. The plans are described more fully below under the Pension Benefits table. Mr. Charman’s plan generally requires us to make annual payments to Mr. Charman upon retirement for a period of twenty years or beginning on

January 1, 2009 even if he is not retired. This date was set during the negotiation of his employment agreement to coincide with the original termination date of the agreement. Mr. Butt’s plan generally requires us to make annual payments to Mr. Butt upon retirement for a period of ten years or beginning on January 1, 2010 even if he is not retired. This date was set during the negotiation of his employment agreement and subsequent extension and coincides with the termination date of the agreement, as amended. If the executive dies, is permanently disabled or a change of control of the Company occurs, the remaining benefits become fully vested and are payable in a lump sum. Payments and vesting are accelerated upon these events because these are circumstances where the executive and his family would likely need additional security. These plans were established to provide competitive retirement benefits for our most senior leaders and to aid in their retention.

Severance Benefits:

Although we do not maintain a general severance plan for our executive officers, each of our executive officers has rights upon termination of his employment under his employment agreement. The terms and conditions of the separation benefits and payments are described in detail in the section entitled “Potential Payments Upon Termination or Change in Control.” We provide these benefits in order to be competitive as an employer. We generally provide certain benefits upon an executive officer’s death or disability in part because these are circumstances where the executive officer and his family would likely need additional security, and we wish to reward loyal service with benefits at the time they are most needed. We also provide various benefits in connection with a change in control, in part because a change in control situation often undermines our executive officers’ job security, and it is to our benefit to encourage the executive officers to seek out beneficial business transactions and to remain with us through the closing of the transaction, even though their futures may be uncertain as a result. As such, we structured the change of control provisions in the executive’s agreements with a “double trigger,” which requires termination of the executive without cause or by the executive for good reason in connection with a change of control. This structure essentially places the decision of whether or not to trigger change of control benefits largely in the hands of the acquiring company since the consummation of the transaction alone would not trigger the benefit.

We provide executive officers with benefits and severance payments if we terminate them without cause, and in some cases if they voluntarily leave under certain circumstances. These benefits add a level of security to the executive officer’s position. We believe that they are needed to attract and retain talented executive officers in our industry. These provisions encourage individuals to move from more established firms in the industry to our firm, which has less history, and help attract individuals from outside of the industry to take a position in our industry, which is generally more volatile. In addition, we face significant competition within our industry for experienced leaders, and we believe that these benefits are needed to remain competitive as an employer. Furthermore, we provide these benefits in part so that we can obtain valuable agreements from the executive officers to assign to us certain intellectual property rights, not to compete with us for a certain period of time after leaving, not to solicit our employees or customers and to maintain the confidentiality of our information. Moreover, providing termination payments allows us to obtain a release of claims from the executive officer upon their departure from AXIS, which we consider a valuable benefit to us. In certain circumstances, we have chosen to contractually agree to pay severance in the event of a termination for cause in order to secure a covenant to not compete with AXIS for a specified duration.

Other Compensation:

Because our business is global and we are headquartered in Bermuda, many of our executive officers are required to relocate or to maintain a second residence in order to work for us. To reduce the likelihood that this factor will prevent talented executive officers from joining AXIS, we provide reimbursements for a certain amount of personal travel for return trips home to executive officers who work away from their home countries, as well as in some cases housing and/or automobile allowances to help defray the cost of maintaining a second residence or working in multiple locations. We also provide certain other perquisites and benefits, as well as the general health plan and other benefits provided to all employees, which make us a competitive employer and do not represent a significant cost to us. These benefits also provide our executive officers with the security and convenience that allows them to focus their attention on carrying out their responsibilities to AXIS.

Compensation Committee Report

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions referred to above, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Frank J. Tasco, Chairman
Donald J. Greene
Christopher V. Greetham
Jurgen Grupe
Henry B. Smith

Summary Compensation Table

The following table sets forth compensation earned by (i) each individual who served as a Chief Executive Officer of AXIS in 2007, (ii) each individual who served as a Chief Financial Officer of AXIS in 2007, and (iii) the other three most highly compensated executive officers for the year ended December 31, 2007. These individuals are referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John R. Charman	2007	$1,250,000		$2,187,500	$5,226,278	$118,898	$2,812,500	$385,000	$558,926	(4)	$12,539,102
Chief Executive Officer, President and Director	2006	$1,250,000		$1,989,700	$3,127,342	$382,187	$2,812,500	$618,000	$695,322		$10,875,051

Michael A. Butt Chairman of the Board	2007	$850,000		$1,156,250	$2,035,833	$50,303	$1,593,750	$91,000	$408,388	(5)	$6,185,524
	2006	$850,000		$1,127,450	$1,394,888	$161,695	$1,593,750	$430,000	$375,139		$5,932,922

David B. Greenfield (2) Chief Financial Officer	2007	$500,000		$250,000	$548,111	—	$750,000	—	$50,667	(6)	$2,098,778
	2006	$199,135		$316,050	$40,436	—	$356,250	—	$19,923		$931,794

John Gressier	2007	$800,000		$725,000	$1,403,922	$36,584	$1,200,000	—	$360,990	(7)	$4,526,496
Chairman, AXIS Insurance	2006	$873,207	(3)	$848,900	$976,625	$117,596	$1,200,000	—	$260,540		$4,276,868

William A. Fischer	2007	$750,000		$775,000	$1,403,922	$36,584	$1,125,000	—	$463,525	(8)	$4,562,988
Chief Executive Officer and President, AXIS Re Bermuda	2006	$750,000		$795,900	$976,625	$117,596	$1,125,000	—	$458,219		$4,223,340

(1)	The assumptions made in the valuation of the stock awards and option awards are located in note 14 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(2)	Mr. Greenfield joined the Company on August 1, 2006.

(3)	Mr. Gressier’s annual base salary in effect through September 8, 2006, when he was based in the United Kingdom, was £500,000, which yielded actual salary payments of £344,872. This amount is converted to U.S. dollars using the average of the daily rates of exchange from January 1, 2006 through and including September 29, 2006. The total amount shown is the sum of his salary while based in the United Kingdom, as converted to U.S. dollars, plus $246,154, his salary in U.S. dollars from and after September 11, 2006, when he was based in Bermuda and received an annual base salary of $800,000.

(4)	The amount for Mr. Charman includes $52,286 for personal travel between the U.S., Bermuda and the United Kingdom, as provided in his employment agreement, club membership fees, reimbursement for an executive physical, $180,000 in housing allowances, $65,784 related to the purchase of an automobile for Mr. Charman in 2007, payment for a personal Internet account, $27,195 in premiums we paid for term life insurance (£14,700 converted to U.S. dollars using an exchange rate of 1.85), $20,773 for Bermuda employee payroll and social insurance taxes paid by the Company, company-paid premiums for additional medical coverage for Mr. Charman and his children in the United Kingdom (converted from British Pounds to U.S. dollars based on the exchange rate the date the premium was paid), $16,249 in interest on unpaid dividends accrued on restricted stock, $125,000 in Company contributions to the International Pension Plan and $50,890 reflecting the incremental cost to us for personal use of aircraft that we lease. The incremental cost to us for personal use of corporate aircraft is based on the variable operating costs, including fuel costs, hourly costs, landing fees, and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as the lease costs for the aircraft, are not included. On certain occasions, an executive officer’s family member or other guest may accompany the executive on a flight. The additional direct operation cost incurred in these situations is included.

(5)	The amount for Mr. Butt includes reimbursement for car maintenance, license and insurance, $22,048 for personal travel between Bermuda and Europe, as provided in his service agreement, $20,773 for Bermuda employee payroll and social insurance taxes paid by the Company, $180,000 in housing allowances, $7,423 in interest on unpaid dividends accrued on restricted stock, $85,000 in Company contributions to the International Pension Plan and $90,891 reflecting the incremental cost to us for personal use of aircraft that we lease. The incremental cost to us for personal use of corporate aircraft is based on the variable operating costs, including fuel costs, hourly costs, landing fees, and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as the lease costs for the aircraft, are not included. On certain occasions, an executive officer’s family member or other guest may accompany the executive on a flight. The additional direct operation cost incurred in these situations is included.

(6)	The amount for Mr. Greenfield includes $22,500 in Company contributions under the AXIS 401(k) & Savings Plan and $27,500 in Company contributions under the U.S. Supplemental Plan.

(7)	The amount for Mr. Gressier includes club membership fees, an automobile allowance, $180,000 in housing allowances, relocation costs, $80,000 in Company contributions to the International Pension Plan, $40,668 in reimbursements for the cost of personal travel between Bermuda and the United Kingdom, as provided in his employment agreement, $5,416 in interest on unpaid dividends accrued on restricted stock and $20,773 for Bermuda employee payroll and social insurance taxes paid by the Company.

(8)	The amount for Mr. Fischer includes an automobile allowance, club dues, payment for personal income tax and planning services, reimbursement for an executive physical, $59,159 in reimbursements for the cost of personal travel between Bermuda and the United States, as provided in his employment agreement, payment for a personal Internet account, $204,000 in housing allowances, $80,220 in tax gross-up payments related to his housing allowance, $22,500 in Company contributions under the AXIS 401(k) & Savings Plan, $52,500 in Company contributions under the U.S. Supplemental Plan, $20,773 for Bermuda employee payroll and social insurance taxes paid by the Company, and $5,416 in interest on unpaid dividends accrued on restricted stock.

Grants of Plan-Based Awards in 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
		Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
John R. Charman	1/30/2007(1)							180,000			$5,896,800
	n/a	—	$1,875,000	—

Michael A. Butt	1/30/2007(1)							90,000			$2,948,400
	n/a	—	$1,062,500	—

David B. Greenfield	1/30/2007(1)							45,000			$1,474,200
	n/a	—	$500,000	—

John Gressier	1/30/2007(1)							60,000			$1,965,600
	n/a	—	$800,000	—

William A. Fischer	1/30/2007(1)							60,000			$1,965,600
	n/a	—	$750,000	—

(1)	Grant of restricted stock under the 2003 Long-Term Equity Compensation Plan.

(2)	Amounts represent the value of the restricted stock awards granted in 2007, calculated using a grant date fair value per share of $32.76. The assumptions made in the valuation of the awards are located in note 14 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Employment Agreements with Executive Officers

John R. Charman

Under Mr. Charman’s employment agreement, dated as of December 15, 2003 and as amended October 23, 2007 and February 19, 2008, Mr. Charman serves as our Chief Executive Officer and President, a member of our Board of Directors and a member of the Executive Committee of our Board of Directors. Under the terms of the February 19, 2008 amendment, Mr. Charman’s term of service was extended to December 31, 2013. Under the employment agreement, Mr. Charman is entitled to an annual base salary of at least $1,250,000, which was his annual salary during 2007, and an annual target incentive bonus opportunity of at least 150% of his base salary. Mr. Charman is entitled to participate in all incentive plans and all employee benefit plans in which our senior executives are eligible to participate.

Mr. Charman also is entitled to: (i) reimbursement for membership in two clubs in London or Bermuda; (ii) reimbursement of first-class air fare for up to 14 personal trips per year for Mr. Charman or members of his family between London and Bermuda, Bermuda and New York, London and New York, Bermuda and Newark, or London and Newark; (iii) financial and tax planning and tax return preparation up to $10,000 per year; (iv) $15,000 per month housing allowance for residence in Bermuda; (v) use of a luxury automobile; and (vi) any other fringe benefits provided to our senior executives generally. In addition to his Bermuda medical benefits, which are the same as we provide to all of our Bermuda employees, we also provide Mr. Charman with medical coverage for him and his children in the United Kingdom. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.

The employment agreement also entitles Mr. Charman to a supplemental executive retirement benefit, which has been established and is the subject of a separate written agreement that is described under the Pension Benefits table, below. Mr. Charman’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

Michael A. Butt

Mr. Butt serves as Chairman of our Board of Directors under a service agreement dated as of December 15, 2003, as amended January 1, 2006. Mr. Butt’s term of service under this agreement continues until December 31,

2009. Under the service agreement, Mr. Butt is entitled to an annual base salary of at least $850,000, which was his annual salary during 2007, and an annual target incentive bonus opportunity of no less than 125% of his base salary. Mr. Butt is entitled to participate in all incentive plans and all employee benefit plans in which our senior executives are eligible to participate.

Mr. Butt also is entitled to: (i) reimbursement for membership in two clubs in Bermuda; (ii) reimbursement of first-class air fare for up to four personal trips per year for Mr. Butt or members of his family between Bermuda and Europe; (iii) financial and tax planning and tax return preparation up to $10,000 per year; and (iv) any other fringe benefits provided to our senior executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.

The service agreement also entitles Mr. Butt to a supplemental executive retirement benefit, which has been established and is the subject of a separate written agreement that is described under the Pension Benefits table, below. Mr. Butt’s service agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

David B. Greenfield

On September 8, 2006, we entered into an employment agreement with Mr. Greenfield, our current Executive Vice President and Chief Financial Officer. Mr. Greenfield’s term of service under the agreement continues until September 7, 2009, and then renews each year for one-year terms unless either we or Mr. Greenfield provide written notice of termination at least six months prior to the end of the term. Under the employment agreement, Mr. Greenfield is entitled to an annual base salary of at least $475,000 and an annual bonus payable at our discretion. The employment agreement entitled Mr. Greenfield to a minimum annual bonus of $200,000 for 2006, which is included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column for 2006. In addition, the employment agreement required us to grant Mr. Greenfield 10,000 restricted shares of our common stock under our 2003 Long-Term Equity Compensation Plan, which was granted in 2006.

Under the employment agreement, Mr. Greenfield is entitled to: (i) reimbursement on an after-tax basis for the cost of suitable accommodations and related expenses while Mr. Greenfield works in Bermuda; (ii) reimbursement for the use of an automobile, if necessary while he works in Bermuda; (iii) reimbursement for initiation fees and annual membership in one private club; (iv) up to $10,000 per year in costs of annual tax return preparation and tax planning services; and (v) other employee benefits that we provide to senior executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote. Under the employment agreement, Mr. Greenfield assigned to us certain intellectual property rights to which he might otherwise be entitled.

Mr. Greenfield’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

John Gressier

On July 5, 2007, AXIS Specialty Limited entered into an employment agreement with Mr. Gressier to serve as Chairman of AXIS Insurance. Mr. Gressier’s term of service under the agreement continues until February 13, 2010, and then renews each year for one-year terms unless either we or Mr. Gressier provide written notice of termination at least six months prior to the end of the term. Under the employment agreement, Mr. Gressier is entitled to an annual base salary of at least $800,000 and an annual bonus payable at our discretion.

Under the employment agreement, Mr. Gressier also is entitled to: (i) a monthly housing allowance of $15,000 so long as Mr. Gressier is on assignment in Bermuda; (ii) reimbursement for the use of an automobile, if necessary while he works in Bermuda; (iii) reimbursement for initiation fees and annual membership in one private club; (iv) up to $5,000 per year in costs of annual tax return preparation and tax planning services;

(v) reimbursement of business-class air fare for up to four personal trips per year for Mr. Gressier or members of his family between Bermuda and the United Kingdom while he is on assignment in Bermuda; and (v) other employee benefits we provide to senior executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote. Under the employment agreement, Mr. Gressier assigned to us certain intellectual property rights to which he might otherwise be entitled.

Mr. Gressier’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

William A. Fischer

Under Mr. Fischer’s employment agreement, dated as of January 1, 2004, Mr. Fischer has agreed to serve as Chief Executive Officer and President of AXIS Global Reinsurance, which we now refer to as AXIS Re Bermuda, or in such other position as we mutually agree upon. Mr. Fischer’s term of service under this agreement is automatically renewed each December 31 unless we or Mr. Fischer provide notice of termination of his employment at least six months prior to the end of the term. Mr. Fischer is entitled to an annual base salary of at least $575,000 under the employment agreement, and received an annual base salary of $750,000 during 2007.

Under the employment agreement, Mr. Fischer also is entitled to: (i) an annual bonus payable at our discretion; (ii) a housing allowance of up to $18,000 per month; (iii) a $900 per month automobile allowance; (iv) four return trips home for him and his family each calendar year; (v) reimbursement for membership in two private clubs; and (vi) costs of an accountant to prepare his personal tax returns in the United States. In addition, we reimburse Mr. Fischer for the cost of personal Internet service. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote. Under the employment agreement, Mr. Fischer assigned to us certain intellectual property rights to which he might otherwise be entitled.

Mr. Fischer’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

Long-Term Equity Compensation Plans

2003 Long-Term Equity Compensation Plan

Our Board of Directors adopted and our shareholders approved the AXIS Capital Holdings Limited 2003 Long-Term Equity Compensation Plan, or “2003 LTEP.” The 2003 LTEP provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, performance shares, performance unit awards and share purchase rights to our employees, directors and consultants. The Compensation Committee has broad authority to administer the plan, including the authority to select plan participants, determine when awards will be made, determine the type and amount of awards, determine the exercise price of options and stock appreciation rights, determine any limitations, restrictions or conditions applicable to each award, and determine the terms of any agreement or other document that evidences an award. During 2007, our executive officers received only restricted stock awards under this plan. As a result of the approval of the 2007 Long-Term Equity Compensation Plan, discussed below, no further grants will be made under the 2003 LTEP.

2007 Long-Term Equity Compensation Plan

In 2007, our Board of Directors adopted and our shareholders approved the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan, or “2007 LTEP.” The 2007 LTEP provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance units and other equity-based or equity-related awards to our employees, directors and consultants. The Compensation Committee has broad authority to administer the plan, including the authority to select plan participants, determine when awards will be made, determine the type and amount of awards, determine the exercise price of options and stock appreciation rights, determine any limitations, restrictions or conditions applicable to each award, and determine the terms of any agreement or other document that evidences an award. During 2007, only restricted stock was awarded under this plan.

Restricted Stock

Restricted stock awards represent a grant of shares of our common stock, subject to restrictions on transfer of the shares, any other restrictions the Compensation Committee imposes and forfeiture of the shares if the participant terminates employment before the shares vest. The restricted stock we granted during 2007 vests (and the restrictions lapse) with respect to 100% of the shares on the third anniversary of the date of grant. Vesting is fully accelerated upon the retirement, death or permanent disability of the participant or a change in control, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.” Holders of restricted stock may be credited with regular dividends paid with respect to the underlying shares while they are unvested, and the dividends may accrue interest until paid. In 2007, we credited restricted stockholders with dividends on unvested shares of restricted stock and credited interest on those dividend amounts. The interest rate is based on the interest we receive from our corporate bank account, which was approximately 5% for 2007. We hold the dividends, subject to forfeiture to the same extent as the shares to which they relate, and pay them when the restricted stock becomes vested.

Annual Incentive Plan

We fund annual incentive payments, under our Annual Incentive Plan, to provide performance-based annual bonuses for our employees. The funding for the Annual Incentive Plan for 2007 is tied directly to our return on average shareholders’ common equity, or “ROACE,” which is equal to our net income for the year, divided by our average common shareholders equity for the year. If ROACE performance targets are met or exceeded, we fund a total annual incentive plan pool equal to or greater than, respectively, the aggregate of all target bonuses. If the performance is below target, our Compensation Committee reviews our performance with respect to our peer group to determine the level of payments to be made (if any) under the plan in its discretion.

Once the pool is established, individual awards are based on a portion of the total pool amount available, adjusted for the employee’s individual performance. The Chief Executive Officer determines the individual performance and the amount of annual incentive for each named executive officer, and makes a recommendation to the Compensation Committee. The Compensation Committee reviews the recommendations and determines the appropriate bonus amount, within the restrictions of the total pool, for the executive officers. The Compensation Committee also evaluates the Chief Executive Officer’s performance in its discretion and determines his incentive award under the plan. All individual awards for executive officers are at the discretion of the Compensation Committee, except that Mr. Charman’s and Mr. Butt’s individual awards must at least equal the target bonus amount if the performance goals are satisfied, per their employment agreements. The individual awards may range from 0% of their individual target for individuals whose performance was unsatisfactory during the year, to an amount up to 100% or more of their individual target for those who met expectations for the year, to an uncapped percentage of salary for those who exceeded expectations for the year as determined by the annual performance review process. However, the total payments made under the plan to all employees, including executive officers, cannot exceed the overall pool funding level established by the Compensation Committee. Each eligible employee that is granted an incentive payment and that is employed on the date incentives are paid receives his or her bonus in cash early in the following year.

At the beginning of 2007, the Compensation Committee established the performance metrics for the Annual Incentive Plan. For 2007, the Compensation Committee determined that if AXIS achieved a designated target ROACE, the total bonus pool paid under the Annual Incentive Plan would be equal to 100% of the total target bonus amount for all employees. If AXIS were to achieve ROACE of at least 111.5% of the ROACE performance target, designated as “superior performance,” we would fund the Annual Incentive Plan at 150% of the total target pool amount. In the event of performance below the target level or over the superior level, the

Compensation Committee retained the discretion to approve an incentive pool amount appropriate in its judgment. In 2007, our ROACE was well above the superior performance level. The Compensation Committee consequently funded the total Annual Incentive Plan pool at approximately 174% of the target pool amount.

We previously established individual target annual bonuses expressed as a percentage of annual salary for each executive officer based on salary grade, and in accordance with the employment agreement requirements for Messrs. Charman and Butt. The previously established targets continued to apply in 2007, as follows: Mr. Charman—150% of his base annual salary; Mr. Butt—125% of his base annual salary; Messrs. Greenfield, Gressier and Fischer—100% of their respective base annual salaries. At the end of the year, based on the level of Company performance, the Compensation Committee allocated to each of the named executive officers a portion of the Annual Incentive Plan bonus pool equal to the target percentage of annual salary, multiplied by 150%. In addition, the executive officers, including the named executive officers, received a discretionary portion of the amount of the bonus pool that exceeded 150% of the target pool amount, as a result of the ROACE exceeding superior performance. This additional discretionary amount is reflected in the “Bonus” column of the Summary Compensation Table.

Retirement Benefits

We maintain retirement plans for our employees, including executive officers, in Bermuda (an unregistered, international retirement plan), the United Kingdom, and the United States. Messrs. Charman, Butt and Gressier participated in the AXIS Specialty Limited International Pension Plan, our International Pension Plan, during 2007. Mr. Gressier participated in the United Kingdom plan until September 2006 based on his service in the United Kingdom until that time. Messrs. Greenfield and Fischer participated in the AXIS 401(k) & Savings Plan during 2007.

The International Pension Plan permits employees to make contributions to their own accounts in the plan, and requires us to contribute an amount equal to at least 10% of each participant’s base salary each year, reduced by any amounts that we are required to contribute to another plan, although we may contribute more in our discretion. For 2007, we contributed an amount equal to 10% of base salary to the International Pension Plan. Our contributions to the International Pension Plan vest fully after the employee has been in the plan for two years. Benefits are paid after termination of employment or at age 65, by purchase of an annuity or other method permitted by law and selected by the employee.

In the United States, we maintain the AXIS 401(k) & Savings Plan, under which employees may contribute a portion of their earnings on a tax-deferred basis and we make matching contributions. We also may make annual employer discretionary contributions. For 2007, we made matching contribution equal to 100% of each employee’s contributions, subject to a maximum match of 4% of eligible earnings. We also made an annual employer discretionary contribution equal to 6% of each participant’s eligible earnings. For purposes of calculating the matching and employer discretionary contributions, only the first $225,000 of each executive officer’s earnings was taken into account, due to limitations imposed by the Internal Revenue Code. Executive officers are always fully vested in our matching contributions, and vest in our employer discretionary contributions 25% per year, with full vesting in the plan after four years of service. Benefits are distributable upon termination of employment or upon reaching age 59 1/2.

In addition, we provide non-tax-qualified retirement programs as described in detail below under the Pension Benefits table and the Nonqualified Deferred Compensation table.

Additional Benefits

We maintain an Executive Health Exam Program, under which we pay for a bi-annual physical examination for each of our executive officers. Executive officers are required to participate in this program, and each of our executive officers must have a physical exam between June 1, 2006 and May 31, 2008. The exam is customized for each executive to meet his needs, and thus the value varies from executive to executive, but the cost of the exam is approximately $2,000 on average. We pay the full cost of the physical examination, plus any travel-related expenses. We reimbursed Messrs. Charman and Fischer for physical examinations and related expenses in

2007, which amounts are included for each of them in the “All Other Compensation” column of the Summary Compensation Table.

In addition, we provide Mr. Charman with an additional life insurance benefit that is not provided to our other executive officers or employees. This benefit is described below under the heading “Potential Payments Upon Termination or Change in Control,” and the premiums are included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table for Mr. Charman.

In 2005, our Compensation Committee adopted a formal practice permitting personal use of corporate aircraft by certain of our executive officers. We permit our Chairman to use corporate aircraft for up to 12 personal trips per year, and we allow our Chief Executive Officer 24 trips per year. A trip is defined as round-trip travel from Bermuda to the east coast of the United States, from Bermuda to Europe, or travel within Europe.

The Bermudan government imposes payroll taxes as a percentage of the employee’s income and social insurance taxes based on a flat rate per employee. A portion of these taxes is the employer’s responsibility and a portion may be charged to the employee. We pay the employee’s share of these taxes for all of our employees, including executive officers. This amount is included in the “All Other Compensation” column of the Summary Compensation Table above for all of our named executive officers who are subject to these taxes.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by the named executive officers at December 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John R. Charman	2,025,112			$12.50	9/30/2011	420,000	$16,367,400
	200,000			$14.50	12/11/2012
	130,000			$29.62	1/01/2014
	86,667	43,333		$28.02	1/12/2015

Michael A. Butt	80,000			$12.65	9/29/2012	202,500	$7,891,425
	40,000			$14.50	12/11/2012
	55,000			$29.62	1/01/2014
	36,667	18,333		$28.02	1/12/2015

David B. Greenfield	—	—		—	—	55,000	$2,143,350

John Gressier	60,000			$12.50	3/31/2012	140,000	$5,455,800
	80,000			$14.50	12/11/2012
	40,000			$29.62	1/01/2014
	26,667	13,333		$28.02	1/12/2015

William A. Fischer	80,000			$12.50	10/14/2011	140,000	$5,455,800
	80,000			$14.50	12/11/2012
	40,000			$29.62	1/01/2014
	26,667	13,333		$28.02	1/12/2015

(1)	All option grants vest 1/3 on each anniversary of the date of grant.

(2)	All restricted stock grants vest in full on the third anniversary of the date of grant.

(3)	Based on the closing price of our common stock on December 31, 2007, which was $38.97.

Option Exercises and Stock Vested in 2007

The following table sets forth information regarding all exercises of stock options by or vesting of restricted stock held by the named executive officers during the 2007 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John R. Charman	—	—	80,000	$2,632,800
Michael A. Butt	—	—	30,000	$987,300
David B. Greenfield	—	—	—	—
John Gressier	—	—	20,000	$658,200
William A. Fischer	—	—	20,000	$658,200

(1)	Because these shares vested on January 1, 2007, a holiday, the value realized is based on the closing price of our common stock on January 3, 2007, the next business day, which was $32.91.

Pension Benefits

The following table sets forth information regarding the defined benefit pension plans in which our named executive officers participated in 2007.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John R. Charman	Supplemental Executive Retirement Agreement between us and Mr. Charman dated January 1, 2004	n/a	$11,752,000	—

Michael A. Butt	Supplemental Executive Retirement Agreement between us and Mr. Butt dated January 1, 2004, as amended May 12, 2006	n/a	$2,210,000	—

David B. Greenfield	—	—	—	—
John Gressier	—	—	—	—
William A. Fischer	—	—	—	—

In January 2004, we entered into supplemental retirement agreements, or “SERPs,” with Messrs. Charman and Butt. Mr. Butt’s SERP was amended in 2006. The SERP for Mr. Charman requires us to make annual payments to Mr. Charman upon his retirement, or beginning January 1, 2009 even if he has not retired, for a period of 20 years. The SERP for Mr. Butt requires us to make annual payments to Mr. Butt upon his retirement, or beginning January 1, 2010 even if he has not retired, for a period of 10 years. The benefits for both Mr. Charman and Mr. Butt vested 50% on December 31, 2006, vested an additional 25% on December 31, 2007 and fully vest on December 31, 2008. As a result if Mr. Charman or Mr. Butt retires or his employment otherwise terminates prior to January 1, 2009 and January 1, 2010, respectively, the amount of the annual payment to which each is entitled is subject to reduction based on his vesting level. However, either executive also will be fully vested if his employment is terminated due to death or disability, or upon a change of control before December 31, 2008, as described below under “Potential Payments Upon Termination of Change in Control.” Any remaining SERP benefits will be immediately paid in a lump sum upon the respective executive officer’s death, disability or upon a change of control.

The present values shown in the Pension Benefits table above are calculated assuming a 6% discount rate, a 3% annual increase in total pension benefits for each executive, and payment of benefits beginning in 2009 for Mr. Charman and 2010 for Mr. Butt.

Mr. Charman’s payment amount for each of the 20 years of benefit payments is determined pursuant to the table below, beginning with the year in which his employment terminates. The annual amount is equal to $750,000, adjusted each year with compound interest at an annual rate of 3% for each year after 2004, as reflected in the following table, and then offset by the annual benefits Mr. Charman is entitled to under the International Pension Plan (described above in the narrative following the Summary Compensation Table) expressed as a 20 year certain annuity:

Year of Payment	Pension Amount Before Offset for Mr. Charman
2008	$844,132
2009	$869,456
2010	$895,539
2011	$922,405
2012	$950,078
2013	$978,580
2014	$1,007,937
2015	$1,038,175
2016	$1,069,321
2017	$1,101,400
2018	$1,134,442
2019	$1,168,476
2020	$1,203,530
2021	$1,239,636
2022	$1,276,825
2023	$1,315,130
2024	$1,354,583
2025	$1,395,221
2026	$1,437,078
2027	$1,480,190
2028	$1,524,596

Mr. Butt’s payment amount for each of the ten years of benefit payments is determined pursuant to the table below, beginning with the year in which his employment terminates. The payment amount for each year he receives benefit payments is offset by the annual benefits Mr. Butt is entitled to under the International Pension Plan (described above in the narrative following the Summary Compensation Table) expressed as a ten year certain annuity:

Year of Payment	Pension Amount Before Offset for Mr. Butt
2008	$281,377
2009	$289,819
2010	$398,513
2011	$407,468
2012	$416,693
2013	$426,193
2014	$435,979
2015	$346,058
2016	$356,440
2017	$367,133
2018	$378,147
2019	$389,491

Nonqualified Deferred Compensation in 2007

The following table sets forth information regarding our named executive officers’ deferred compensation arrangements that are not tax qualified.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
John R. Charman	—	$125,000		$32,425	—	$789,440
Michael A. Butt	—	$85,000		$20,766	—	$457,946
David B. Greenfield	—	$27,500	(3)	—	—	$27,500	(3)
John Gressier	—	$80,000		$2,775	—	$107,487
William A. Fischer	—	$52,500	(4)	$12,428	—	$286,069	(4)

(1)	Amounts shown in this column also are included in the “All Other Compensation” column of the Summary Compensation Table for 2007.

(2)	Includes the following amounts that were included in the amounts reported in the “All Other Compensation” column of the Summary Compensation Table in 2006 for the named executive officers, as follows: Mr. Charman—$125,000; Mr. Butt—$85,000; Mr. Greenfield—$0; Mr. Gressier—$24,615; and Mr. Fischer—$53,000.

(3)	Includes $27,500 credited in February 2008 attributable to the 2007 fiscal year.

(4)	Includes $52,500 credited in February 2008 attributable to the 2007 fiscal year.

In the United States, we maintain the AXIS Specialty U.S. Services, Inc. Supplemental Retirement Plan. Messrs. Fischer and Greenfield participate in this plan. The U.S. Supplemental Plan is designed to permit eligible employees to accumulate additional retirement income through a non-qualified deferred compensation plan that enables them to make salary contributions in excess of those allowed under the AXIS 401(k) & Savings Plan, to make additional employee contributions from their bonus payments, and to receive discretionary employer contributions. Each year, we make a discretionary contribution to all participants in the U.S. Supplemental Plan expressed as a percentage of the employee’s base salary that is above the IRS maximum under the AXIS 401(k) & Savings Plan. For 2007, we contributed 10% of each participating executive officer’s base salary in excess of $225,000 to this plan.

Each executive officer’s own contributions under the U.S. Supplemental Plan are always fully vested. Participants vest in our contributions based on their years of service, at a rate of 25% a year with full vesting after four years of service is completed. Contributions are credited to an individual bookkeeping account for the executive officer, which is credited with earnings and losses as if the account were invested as elected by the participant among pre-approved investment funds. The executive officer’s own contributions may be distributed upon separation of employment or upon the earlier of separation of employment or a specified date in either a lump sum or over a period of annual installments between two and ten years. Benefits will be paid immediately in a lump sum in the event of the executive’s death.

Potential Payments Upon Termination or Change in Control

This section describes payments that would be made to our named executive officers upon a change in control of the Company or following termination of employment. In the first part of this section, we describe benefits under general plans that apply to any executive officer participating in those plans. We then describe specific benefits to which each named executive officer is entitled, along with estimated amounts of benefits assuming termination as of December 31, 2007 for specified reasons.

2003 Long-Term Equity Compensation Plan

As described above in the narrative to the Summary Compensation Table and the Grants of Plan-Based Awards table, we maintain the 2003 LTEP, under which we made grants until 2007. Under the 2003 LTEP, upon the occurrence of a change in control, executive officers receive the following benefits:

(1) options and stock appreciation rights become immediately exercisable, and remain exercisable throughout their entire term, unless exercised, cashed out, or replaced;

(2) restricted shares immediately vest; and

(3) the target performance goals or payout opportunities attainable under all outstanding awards of restricted stock, performance units and performance shares are deemed to have been fully attained.

In addition, restricted shares and options granted under the 2003 LTEP generally vest fully upon an executive officer’s retirement, death or disability. Upon termination of employment due to retirement, death or disability, an optionee has one year to exercise any vested options. Optionees generally have three months to exercise their options upon any other termination of employment other than termination for cause, in which case all options terminate immediately. Retirement is defined under the 2003 LTEP as termination of employment after attainment of age 60 and completion of ten years of service, or termination after attainment of age 60 if the Compensation Committee determines that the employee will be treated as retired. Disability is defined as in the employee health care plan maintained by the Company.

Under the 2003 LTEP, a “change in control” occurs if:

(1) a person, company, government, or political subdivision, agency, or instrumentality of a government becomes the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities, except for: (a) any acquisition directly from us, (b) any acquisition by us, (c) any acquisition by one of our employee benefit plans, or (d) any acquisition that complies with clauses (a), (b) and (c) of paragraph (3) below;

(2) our board is no longer composed of a majority of individuals who were either members as of the date the 2003 LTEP was adopted, or whose election or nomination for election was approved by a majority of the directors then comprising the incumbent board;

(3) a merger, sale of substantially all of the assets or other similar transaction occurs between us and another person, company, government, or political subdivision, agency, or instrumentality of a government, unless, following the transaction, (a) substantially all of the beneficial owners of our voting securities immediately before the transaction beneficially own more than 50% of the combined voting power of the successor entity, in substantially the same proportions as their ownership of our voting securities immediately prior to the transaction; (b) no person, company, government, or political subdivision, agency, or instrumentality of a government (excluding the successor entity) beneficially owns 50% or more of the shares of common stock or the combined voting power of the successor entity, or owns all or substantially all of our assets, except to the extent that such ownership existed with respect to us before the transaction; and (c) at least a majority of the members of the board of directors of the successor entity or person that owns all or substantially all of our assets as a result of the transaction were members of our incumbent board at the time of the execution of the initial agreement, or of the action of the board, pursuant to which the merger or other transaction occurs; or

(4) our shareholders approve a complete liquidation or dissolution of AXIS Capital Holdings Limited, or the sale or other disposition of all or substantially all of our assets.

2007 Long-Term Equity Compensation Plan

We also have the 2007 LTEP, as described above in the narrative to the Summary Compensation Table and the Grants of Plan-Based Awards table. Under the 2007 LTEP, upon the occurrence of a change in control, executive officers receive the following benefits:

(1) options and stock appreciation rights become immediately exercisable, and remain exercisable throughout their entire term, unless exercised, cashed out, or replaced;

(2) performance units are paid out as if the date of the change of control were the last day of the applicable performance period and “target performance levels” had been attained; and

(3) all other outstanding awards will automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related to the awards will lapse.

In addition, restricted shares and options granted under the 2007 LTEP generally vest fully upon an executive officer’s retirement, death or disability. Retirement is defined under the 2007 LTEP as termination of employment after attainment of age 60 and completion of five years of service, or if the Compensation Committee determines that an employee’s termination constitutes a retirement. Disability is defined as in the employee health care plan maintained by the Company.

Under the 2007 LTEP, a “change in control” is defined in substantially the same manner as under the 2003 LTEP.

U.S. Supplemental Retirement Plan

Messrs. Fischer and Greenfield are entitled to their own contributions, if any, and the vested portion of our contributions under the U.S. Supplemental Retirement Plan (described above under the Nonqualified Deferred Compensation table) upon termination of their employment for any reason.

Mr. Charman

In addition to the benefits described above for all executive officers, Mr. Charman is entitled to additional benefits under his employment agreement upon termination of his employment. Upon termination for any reason, Mr. Charman is entitled to any annual, long-term or other incentive award earned but not yet paid.

If Mr. Charman’s employment terminates as a result of his death, Mr. Charman’s employment agreement automatically terminates, and his designated beneficiary or legal representatives are entitled to:

(1) base salary through the end of the month in which he dies;

(2) one year’s base salary;

(3) a separation bonus of at least (a) $1,250,000 or (b) Mr. Charman’s highest annual bonus for any of the three years immediately preceding his death; and

(4) an extended exercise period of up to one year for Mr. Charman’s September 30, 2001 grant of 2,025,112 options.

Either Mr. Charman or we may terminate his employment agreement if Mr. Charman becomes disabled, by providing 15 days’ prior written notice to the other party. Under the employment agreement, disability means Mr. Charman has been unable to substantially perform his duties due to physical or mental incapacity for 180 consecutive days. If Mr. Charman’s employment ends because of disability, then Mr. Charman is entitled to the benefits listed above ((1) through (4)) that would be payable upon his death, plus continued coverage for one year under all employee benefit programs he was participating in immediately before the date of his termination, offset by any coverage provided to Mr. Charman in connection with subsequent employment.

If we terminate Mr. Charman’s employment agreement for “cause,” or if Mr. Charman voluntarily terminates his employment agreement with us without “good reason,” Mr. Charman is entitled to receive continued eligibility for one year under all medical benefit programs he was participating in immediately prior to the date of his termination, at Mr. Charman’s expense for the full cost of premiums for such coverage.

Under the employment agreement, “cause” means Mr. Charman is convicted of a felony involving moral turpitude or Mr. Charman is guilty of gross negligence or gross misconduct in performing his duties that results in material economic harm to us. We are required to give Mr. Charman written notice, after which he must be given 15 days to correct the failures, and Mr. Charman is entitled to a hearing and a unanimous vote of all disinterested members of the Board of Directors, before termination can become effective due to gross misconduct or gross negligence. Felonies involving moral turpitude would be determined based on Bermuda law, but would likely include crimes such as fraud that reflect negatively on Mr. Charman’s honesty, integrity or personal values. Gross misconduct and gross negligence would be based on the facts of a particular event, but would be more than minor wrongful (or minor careless or neglectful) behavior.

Under the employment agreement, “good reason” means:

(1) our assignment to Mr. Charman of duties materially inconsistent with his positions and responsibilities;

(2) material reduction in Mr. Charman’s authorities or responsibilities;

(3) our removal of Mr. Charman from, or failure to elect Mr. Charman to, the positions of President and Chief Executive Officer, or our Board of Directors or Executive Committee, except in connection with a termination of his employment;

(4) a reduction in Mr. Charman’s base salary or target bonus opportunity;

(5) following a change in control, our failure to pay Mr. Charman an annual bonus at least $1,250,000 or, if higher, the largest annual bonus he received in the three years before the year in which the change in control occurs, or our failure to calculate Mr. Charman’s bonus as favorably as the method used to calculate the most recent annual bonus paid before the change in control;

(6) our failure to obtain the specific assumption of the employment agreement by any successor;

(7) our material breach of any of our material obligations to Mr. Charman or members of his family; or

(8) our requiring Mr. Charman to be based at any office or location other than his current locations.

If we terminate Mr. Charman’s employment without cause or if Mr. Charman terminates his employment with good reason (other than in connection with a change in control as described below), then Mr. Charman is entitled to:

(1) two years’ base salary;

(2) a separation bonus of at least two times (a) $1,250,000 or (b) Mr. Charman’s highest annual bonus for any of the three years immediately preceding his termination of employment;

(3) an extended exercise period of up to one year for Mr. Charman’s September 30, 2001 grant of 2,025,112 options; and

(4) continued coverage for one year under all employee benefit programs he was participating in immediately before the date of his termination, offset by any coverage provided to Mr. Charman in connection with subsequent employment.

If we terminate Mr. Charman’s employment agreement without cause, or if Mr. Charman terminates his employment with good reason, in anticipation of, or within the 12-month period following, a change in control, Mr. Charman is entitled to:

(1) two years’ base salary;

(2) a separation bonus of at least three times (a) $1,250,000 or (b) Mr. Charman’s highest annual bonus for any of the three years immediately preceding his termination of employment;

(3) an extended exercise period of up to one year for Mr. Charman’s September 30, 2001 grant of 2,025,112 options; and

(4) continued coverage for 24 months under all employee benefit programs he was participating in immediately before the date of his termination, offset by any coverage provided to Mr. Charman in connection with subsequent employment.

Under the employment agreement, a “change in control” would occur if (1) any person, company, government, or political subdivision, agency, or instrumentality of a government becomes a beneficial owner of 30% or more of our voting stock; (2) the majority of the board consists of individuals other than incumbent directors; (3) we adopt a plan of liquidation; (4) we dispose of all or substantially all of our assets or business in a merger or other business transaction unless our shareholders beneficially own, directly or indirectly, in substantially the same proportion, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to our business; or (5) we combine with another entity and are the surviving entity but, immediately after the combination, our shareholders immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the combined entity. The incumbent directors are our directors as of November 20, 2001, and any individual whose election or nomination for election was supported by two-thirds of those incumbent directors.

Mr. Charman also is entitled to a full tax gross-up if any of his compensation and benefits is subject to the excise tax on “golden parachute payments” under the U.S. Internal Revenue Code or any interest and penalties associated with the excise tax. However, because Mr. Charman is not currently subject to U.S. taxes, this excise tax does not apply to him.

Any amount payable to Mr. Charman under his employment agreement upon his termination of employment for any reason must be paid in a lump sum with respect to 50% of the amount promptly following his termination, and with respect to the remaining 50%, with accrued interest, on the first anniversary of his termination date.

Mr. Charman also is subject to non-competition restrictions and provisions prohibiting solicitation of our employees and our customers, each for a period of one year after termination of the agreement, along with ongoing confidentiality and non-disparagement requirements.

Mr. Charman also is entitled to benefits under his SERP upon termination of employment, as described above under the Pension Benefits table. The benefits vested 50% on December 31, 2006, vested an additional 25% on December 31, 2007 and fully vest on December 31, 2008. However, Mr. Charman also will be fully vested if his employment terminates due to death or disability, or upon a change of control before December 31, 2008. For this purpose, disability is defined the same as under the 2003 LTEP and change of control is defined the same as in Mr. Charman’s employment agreement, each of which is described above. The payment amount for each of the 20 years of benefit payments is equal to $750,000, adjusted each year with compound interest at an annual rate of 3% for each year after 2004, and then offset by the annual benefits Mr. Charman is entitled to under the International Pension Plan, expressed as a 20-year certain annuity. Mr. Charman’s remaining SERP benefits will be immediately paid in a lump sum upon his death, disability or upon a change of control.

We also provide Mr. Charman with a supplemental life insurance policy to pay a benefit of £5,000,000 ($10,250,000 based upon the exchange rate on December 31, 2007) upon his death, in lieu of the general life insurance coverage we provide to all of our employees. This life insurance benefit is insured by Lloyd’s Underwriters and we pay all of the premiums for this coverage.

The following table sets forth the termination and/or change in control benefits payable to Mr. Charman under the benefits applicable to all executive officers as well as under Mr. Charman’s employment agreement and SERP, assuming termination of employment on December 31, 2007. With the exception of insured benefits, all payments will be made by us.

Executive Benefits and Payments upon Termination	Executive Voluntary Termination or Company Termination for Cause		Executive Termination for Good Reason or Company Termination Without Cause (pre-CIC)		Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control		Death		Disability
Compensation:
Base Salary	—		$2,500,000		$2,500,000		$1,250,000		$1,250,000
Separation Bonus(1)	—		$9,604,400		$14,406,600		$4,802,200		$4,802,200
Acceleration of Unvested Restricted Stock(2)	—		—		$16,367,400	(8)	$16,367,400		$16,367,400
Acceleration of Unvested Options(3)	—		—		$474,500	(8)	$474,500		$474,500
Benefits and Perquisites:
Medical Benefits(4)	—		$12,336		$24,671		—		$12,336
Life Insurance	—		$27,196	(4)	$54,392	(9)	$9,921,500	(10)	$27,196	(11)
Other Continued Benefits(5)	—		$125,000		$250,000		—		$125,000
SERP Benefits(6)	$15,995,333	(7)	$15,995,333	(7)	$21,665,867	(8)	$21,665,867		$21,665,867

(1)	Bonus calculations are based on the highest annual bonus paid to Mr. Charman for any of the three preceding years, which was the bonus paid in 2007 with respect to the 2006 fiscal year.

(2)	Aggregate value of unvested restricted stock calculated at a price of $38.97, the closing price of our common stock on December 31, 2007.

(3)	Aggregate amount of the spread between the exercise price of unvested stock options and $38.97, the closing price of our common stock on December 31, 2007.

(4)	Value of continued coverage under medical and life plans assumes continuation of premiums paid by us as of December 31, 2007 for the maximum coverage period, and that benefits are not discontinued due to coverage by a subsequent employer.

(5)	Consists of company contributions to the International Pension Plan, assuming benefits are not discontinued due to coverage by a subsequent employer, and assuming an employer contribution each year equal to 10% of the base salary as in effect on December 31, 2007.

(6)	Assumes an offset payment under the International Pension Plan of $50,813 per year for each of the 20 years included in the calculation of the lump sum payment.

(7)	Represents the total amount payable under the SERP over a 20 year period beginning January 1, 2008, based on the table under the heading “Pension Benefits” above setting forth Mr. Charman’s annual SERP payments, with each annual payment pro rated to reflect the fact that Mr. Charman was only 75% vested in his SERP benefits at December 31, 2007.

(8)	Payment of SERP benefits and acceleration of equity vesting is automatic upon a change of control as described above, so termination of employment is not a condition.

(9)	Premium would be paid in British Pounds. Amount shown is converted to U.S. dollars using the exchange rate on December 31, 2007. Assumes continuation of premiums paid by us as of December 31, 2007 for the maximum coverage period, and that benefits are not discontinued due to coverage by a subsequent employer.

(10)	£5,000,000, converted to U.S. dollars using the exchange rate on December 31, 2007, which represents death benefits under company-provided life insurance coverage.

(11)	Assumes the premium would not be waived due to disability, continuation of premiums paid by us as of December 31, 2007 for the maximum coverage period and that benefits are not discontinued due to coverage by a subsequent employer.

Mr. Butt

In addition to the benefits described above for all executive officers, Mr. Butt is entitled to additional benefits under his service agreement upon termination of his service with us.

If Mr. Butt’s service terminates as a result of death, Mr. Butt’s service agreement automatically terminates, and his spouse, other beneficiary or legal representatives are entitled to:

(1) base salary through the end of the month in which he dies;

(2) a separation bonus of at least (a) $850,000 or (b) Mr. Butt’s highest annual bonus for any of the three years immediately preceding his death; and

(3) an extended exercise period for options granted upon commencement of Mr. Butt’s service agreement, through one year after termination of his service due to death, but not beyond the maximum term of the option.

Either Mr. Butt or we may terminate his service agreement if Mr. Butt becomes disabled, by providing 15 days’ prior written notice to the other party. Under the service agreement, disability means Mr. Butt has been unable to substantially perform his duties due to physical or mental incapacity for 180 consecutive days. If Mr. Butt’s employment ends because of disability, then Mr. Butt is entitled to the benefits listed above ((1) through (3)) that would be payable upon his death, plus a lump sum equal to one year’s base salary and continued coverage for one year under all benefit programs he was participating in immediately prior to the date of his termination.

If we terminate Mr. Butt’s service agreement for “cause,” or if Mr. Butt voluntarily terminates his service agreement with us without “good reason,” Mr. Butt is not entitled to any post-termination benefits under his service agreement.

Under the service agreement, “cause” means conviction of Mr. Butt for a felony involving moral turpitude, or Mr. Butt’s gross negligence or gross misconduct in performing his duties that results in material economic harm to us. We must give Mr. Butt 15 days’ notice, and give him an opportunity to cure the defects, before we can terminate him for gross negligence or gross misconduct. In addition, Mr. Butt is entitled to a hearing before our full Board of Directors and a unanimous vote of all disinterested members of the board for the termination to take effect. “Good reason” means:

(1) our assignment to Mr. Butt of duties materially inconsistent with his positions and responsibilities;

(2) material reduction in Mr. Butt’s authorities or responsibilities;

(3) our removal of Mr. Butt from, or failure to elect Mr. Butt to, the position of Chairman of the Board, except in connection with a termination of his employment;

(4) a reduction in Mr. Butt’s base salary or target bonus opportunity;

(5) following a change in control, our failure to pay Mr. Butt an annual bonus at least $850,000, or, if higher, the largest annual bonus he received in the three years before the year in which the change in control occurs or our failure to calculate Mr. Butt’s bonus in a manner as favorable to Mr. Butt as that used to calculate the most recent annual bonus paid prior to the change in control;

(6)	our failure to obtain the specific assumption of the employment agreement by any successor;

(7)	our material breach of any of our material obligations to Mr. Butt or members of his family; or

(8)	our requiring Mr. Butt to be based at any office or location other than his current locations.

If we terminate Mr. Butt’s employment without cause or if Mr. Butt terminates his employment with good reason (other than in connection with a change in control as described below), then Mr. Butt is entitled to:

(1) two years’ base salary;

(2) a separation bonus of at least (a) $850,000 or (b) Mr. Butt’s highest annual bonus for any of the three years immediately preceding his termination;

(3) an extended exercise period for options granted upon commencement of Mr. Butt’s service agreement, through one year after termination of his service, but not beyond the maximum term of the option; and

(4) continued coverage for 12 months under all benefit programs he was participating in immediately prior to the date of his termination, offset by any benefits received from subsequent employment.

The definition of change of control under Mr. Butt’s service agreement is the same as the definition summarized above from Mr. Charman’s employment agreement. If we terminate Mr. Butt’s agreement without cause or if Mr. Butt terminates his employment with good reason in anticipation of, or within the 12-month period following, a change in control, Mr. Butt is entitled to:

(1) two years’ base salary;

(2) a separation bonus of at least two times (a) $850,000 or (b) Mr. Butt’s highest annual bonus for any of the three years immediately preceding his termination;

(3) an extended exercise period for options granted upon commencement of Mr. Butt’s service agreement, through one year after termination of his service, but not beyond the maximum term of the option; and

(4) continued coverage for 24 months under all benefit programs he was participating in immediately prior to the date of his termination, offset by any benefits received from subsequent employment.

Upon any termination of his employment, Mr. Butt is entitled to any earned but unpaid bonus accrued as of the date of his termination. Mr. Butt also is entitled to a full tax gross-up if any of his compensation and benefits is subject to the excise tax on “golden parachute payments” under the U.S. Internal Revenue Code or any interest and penalties associated with the excise tax. However, because Mr. Butt is not currently subject to U.S. taxes, this excise tax does not apply to him.

Any amount payable to Mr. Butt pursuant to his service agreement upon his termination of employment for any reason must be paid in a lump sum promptly following his termination. Mr. Butt is subject to non-competition provisions for a period of one year after termination of the service agreement, provisions prohibiting solicitation of our employees and customers for a period of one year after termination of the service agreement, and ongoing confidentiality and non-disparagement requirements.

Mr. Butt also is entitled to benefits under his SERP upon termination of employment. The benefits vested 50% on December 31, 2006, vested an additional 25% on December 31, 2007 and vest fully on December 31, 2008. However, Mr. Butt also will be fully vested if his employment terminates due to death or disability, or upon a change of control before December 31, 2008. For this purpose, disability is defined the same as under the 2003 LTEP and change of control is defined the same as in Mr. Butt’s service agreement, each of which is described above. The benefit amounts under Mr. Butt’s SERP are described above under the Pension Benefits table. Mr. Butt’s remaining SERP benefits will be immediately paid in a lump sum upon his death, disability or upon a change of control.

The following table sets forth the termination and/or change in control benefits payable to Mr. Butt under the benefits applicable to all executive officers as well as under Mr. Butt’s service agreement and SERP, assuming termination of employment on December 31, 2007. With the exception of insured benefits, all payments will be made by us.

Executive Benefits and Payments upon Termination	Executive Voluntary Termination or Company Termination for Cause		Executive Termination for Good Reason or Company Termination without Cause (pre-CIC)		Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control		Death	Disability
Compensation:
Base Salary	—		$1,700,000		$1,700,000		—	$850,000
Annual Bonus(1)	—		$2,721,200		$5,442,400		$2,721,200	$2,721,200
Acceleration of Unvested Restricted Stock(2)	—		—		$7,891,425	(7)	$7,891,425	$7,891,425
Acceleration of Unvested Options(3)	—		—		$200,750	(7)	$200,750	$200,750
Benefits and Perquisites:
Medical Benefits(4)	—		$10,643		$21,287		—	$10,643
Life Insurance(4)	—		$722		$1,444		—	$—	(8)
Disability Insurance(4)	—		$357		$713		—	$—
SERP Benefits(5)	$2,337,657	(6)	$2,337,657	(6)	$3,269,075	(7)	$3,269,075	$3,269,075

(1)	Bonus calculations are based on the highest annual bonus paid to Mr. Butt for any of the three preceding years, which was the bonus paid in 2007 with respect to the 2006 fiscal year.

(2)	Aggregate value of unvested restricted stock calculated at a price of $38.97, the closing price of our common stock on December 31, 2007.

(3)	Aggregate amount of the spread between the exercise price of unvested stock options and $38.97, the closing price of our common stock on December 31, 2007.

(4)	Value of continued coverage under medical, life and disability plans assumes continuation of premiums paid by us as of December 31, 2007 for the maximum coverage period, and that benefits are not discontinued due to coverage by a subsequent employer.

(5)	Assumes an offset payment under the International Pension Plan of $45,660 per year for each of the ten years included in the calculation of the lump sum payment.

(6)	Represents the total amount payable under the SERP over a ten year period beginning January 1, 2008, based on the table under the heading “Pension Benefits” above setting forth Mr. Butt’s annual SERP payments, with each annual payment pro rated to reflect the fact that Mr. Butt was only 75% vested in his SERP benefits at December 31, 2007.

(7)	Payment of SERP benefits and acceleration of equity is automatic upon a change of control as described above, so termination of employment is not a condition.

(8)	Life insurance premiums are waived under our plan in the event of disability, however, Mr. Butt’s life insurance coverage would continue.

Mr. Greenfield

In addition to the benefits described above for all executive officers, Mr. Greenfield is entitled to additional benefits under his employment agreement upon termination of his employment. Mr. Greenfield’s employment will automatically terminate upon his death, and we may terminate Mr. Greenfield’s employment as a result of his disability if he is unable to work for 181 days in any 12-month period due to illness or injury. We also may terminate Mr. Greenfield’s employment without cause upon 30 days’ notice. Mr. Greenfield may terminate his employment upon at least six months’ notice to us. In addition, Mr. Greenfield’s employment may be terminated as a result of either party declining to extend the term of the agreement.

Under the employment agreement, we may terminate Mr. Greenfield’s employment for cause upon Mr. Greenfield’s:

(1) material breach of the terms of his employment;

(2) conviction for a felony or commission of any act which would rise to the level of a felony;

(3) commission of a lesser crime or offense that materially harms or could harm our business or reputation;

(4) willful violation of our specific directives;

(5) commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;

(6) willful failure to perform a substantial part of his duties; or

(7) breach of fiduciary duty.

If we terminate his employment without cause or decline to extend the term of the agreement or, if within the first 12 months after a change in control (defined substantially the same as in the 2003 LTEP), Mr. Greenfield provides us with notice of his intention to terminate his employment as a result of (1) a material harmful change in his position or duties, (2) reduction in his compensation or a material breach by us of the employment agreement, or (3) relocation, at our request, to a place more than 50 miles from his current place of employment, and in each case we do not make the necessary adjustments within 30 days, then Mr. Greenfield is entitled to:

(1) continuation of his base salary and employee benefits for a period of 12 months after the date of termination;

(2) any annual bonus that he would have been entitled to during such 12 month period if performance targets were exceeded; and

(3) the immediate vesting of all of his equity awards.

During any period when Mr. Greenfield has given notice of voluntary termination or when either party has given notice of nonrenewal of the agreement, we may until the termination date limit Mr. Greenfield’s duties, require him to not have any contact with our customers, clients or employees, exclude him from our premises and/or require him to resign. If we take any such action, Mr. Greenfield will nevertheless continue to be an employee and we will continue to pay him his base salary and afford him all employee benefits to which he is entitled until the date of termination.

Under the employment agreement, Mr. Greenfield is required to execute a general release and waiver of claims against us and to resign from all of his positions upon termination of his employment for any reason. Mr. Greenfield is subject to non-competition provisions for a period of six months after termination of employment, non-solicitation of our employees and customers for a period of 12 months after termination of employment and ongoing confidentiality requirements.

The following table sets forth the termination and/or change in control benefits payable to Mr. Greenfield under the benefits applicable to all executive officers as well as under Mr. Greenfield’s employment agreement, assuming termination of employment on December 31, 2007. With the exception of insured benefits, all payments will be made by us.

Executive Benefits and Payments upon Termination	Executive Voluntary Termination or Company Termination for Cause	Executive Termination for Specified Reasons After Change in Control		Company Termination Without Cause or Non-Extension of Term		Death or Disability
Compensation:
Base Salary	—	$500,000		$500,000		—
Annual Bonus	—	$500,000	(3)	$500,000	(3)	—
Acceleration of Unvested Restricted Stock(1)	—	$2,143,350	(4)	$2,143,350		$2,143,350
Benefits and Perquisites:
Medical, Dental and Vision Coverage(2)	—	$12,120		$12,120		—
Life Insurance(2)	—	$800		$800		—
Disability Insurance(2)	—	$728		$728		—

(1)	Aggregate value of unvested restricted stock calculated at a price of $38.97, the closing price of our common stock on December 31, 2007.

(2)	Value of continued coverage under medical, dental, vision, life and disability plans assumes continuation of premiums paid by us as of December 31, 2007 for the maximum coverage period.

(3)	Represents target bonus for 2007.

(4)	Acceleration of equity is automatic upon a change of control as described above, so termination of employment is not a condition.

Mr. Gressier

In addition to the benefits described above for all executive officers, Mr. Gressier is entitled to additional benefits under his employment agreement upon termination of his employment. Mr. Gressier’s employment will automatically terminate upon his death, and we may terminate Mr. Gressier’s employment as a result of his disability if he is unable to work for 181 days in any 12-month period due to illness or injury. We also may terminate Mr. Gressier’s employment without cause upon 30 days’ notice. Mr. Gressier may terminate his employment upon at least six months’ notice to us. In addition, Mr. Gressier’s employment may be terminated as a result of either party declining to extend the term of the agreement.

Under the employment agreement, we may terminate Mr. Gressier’s employment for cause upon Mr. Gressier’s:

(1) material breach of the terms of his employment;

(2) conviction for a felony or commission of any act which would rise to the level of a felony;

(3) commission of a lesser crime or offense that materially harms or could harm our business or reputation;

(4) willful violation of our specific directives;

(5) commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;

(6) willful failure to perform a substantial part of his duties; or

(7) breach of fiduciary duty.

If we terminate his employment with cause or without cause, or if he terminates his employment upon at least six months’ notice to us, then Mr. Gressier is entitled to continuation of his base salary and employee benefits for a period of six months after the date of termination.

If we terminate his employment without cause, then Mr. Gressier is entitled to immediate vesting of all equity awards, including any restricted shares in accordance with their terms.

If, within the first 12 months after a change in control (defined substantially the same as in the 2003 LTEP), Mr. Gressier provides us with notice of his intention to terminate his employment as a result of (1) a material harmful change in his position or duties, (2) reduction in his compensation or a material breach by us of the employment agreement, or (3) relocation, at our request, to a place more than 50 miles from his current place of employment, and in each case we do not make the necessary adjustments within 30 days, then Mr. Gressier is entitled to:

(1) continuation of his base salary and employee benefits for a period of 12 months after the date of termination;

(2) any annual bonus that he would have been entitled to during such 12 month period if performance targets were exceeded; and

(3)	the immediate vesting of all of his equity awards.

During any period when Mr. Gressier has given notice of voluntary termination or when either party has given notice of nonrenewal of the agreement, we may until the termination date limit Mr. Gressier’s duties, require him to not have any contact with our customers, clients or employees, exclude him from our premises and/or require him to resign. If we take any such action, Mr. Gressier will nevertheless continue to be an employee and we will continue to pay him his base salary and afford him all employee benefits to which he is entitled until the date of termination.

Under the employment agreement, Mr. Gressier is required to execute a general release and waiver of claims against us and to resign from all of his positions upon termination of his employment for any reason. Mr. Gressier is subject to non-competition provisions for a period of six months after termination of employment, non-solicitation of our employees and customers for a period of six months after termination of employment and ongoing confidentiality requirements.

The following table sets forth the termination and/or change in control benefits payable to Mr. Gressier under the benefits applicable to all executive officers as well as under Mr. Gressier’s employment agreement, assuming termination of employment on December 31, 2007. With the exception of insured benefits, all payments will be made by us.

Executive Benefits and Payments upon Termination	Executive Termination for Specified Reason After Change in Control		Company Termination with Cause, Executive Voluntary Termination upon Six Months Notice	Company Termination without Cause	Death or Disability
Compensation:
Base Salary	$800,000		$400,000	$400,000	—
Annual Bonus	$800,000	(3)	—	—	—
Acceleration of Unvested Restricted Stock(1)	$5,455,800	(4)	—	$5,455,800	$5,455,800
Acceleration of Unvested Options	$146,000	(4)	—	$146,000	$146,000
Benefits and Perquisites:
Medical, Dental and Vision Coverage(2)	$13,640		$6,820	$6,820	—
Life Insurance(2)	$1,242		$621	$621	—
Disability Insurance(2)	$840		$420	$420	—

(1)	Aggregate value of unvested restricted stock calculated at a price of $38.97, the closing price of our common stock on December 31, 2007.

(2)	Value of continued coverage under medical, dental, vision, life and disability plans assumes continuation of premiums paid by us as of December 31, 2007 for the maximum coverage period.

(3)	Represents target bonus for 2007.

(4)	Acceleration of equity is automatic upon a change of control as described above, so termination of employment is not a condition.

Mr. Fischer

In addition to the benefits described above for all executive officers, Mr. Fischer is entitled to additional benefits under his employment agreement upon termination of his employment. Mr. Fischer’s employment will automatically terminate upon his death, and we may terminate Mr. Fischer’s employment as a result of his disability if he is unable to work for 181 days in any 12 month period due to illness or injury, or for cause. We also may terminate Mr. Fischer’s employment without cause upon 30 days’ notice. Mr. Fischer may terminate his employment upon at least six months’ notice to us. In addition, Mr. Fischer’s employment may be terminated as a result of either party declining to extend the term of the agreement.

Under the employment agreement, we may terminate Mr. Fischer’s employment for cause upon his:

(1) material breach of his employment agreement;

(2) willful misconduct or gross negligence in the performance of duties;

(3) willful conduct that can be demonstrated as harmful to us or our reputation; or

(4) conviction of a felony, an indictable offense or a crime involving moral turpitude.

If we terminate Mr. Fischer’s employment without cause or if we decline to renew his employment agreement, he is entitled to continuation of his base salary and employee benefits for a period of 12 months after the date of termination. If, within the first 12 months after a change in control (defined substantially the same as in the 2003 LTEP), Mr. Fischer provides us with notice of his intention to terminate his employment as a result of (1) a material harmful change in his position or duties, (2) reduction in his compensation or our material breach of the employment agreement, or (3) relocation, at our request, to a place more than 50 miles from his current place of employment, and in each case we do not make the necessary adjustments within thirty days, then Mr. Fischer is entitled to continuation of his base salary and employee benefits for a period of 12 months after the date of termination and the bonus to which he would have been entitled as if all performance targets were met. If Mr. Fischer’s employment is terminated for any reason, other than for cause or by Mr. Fischer without six months’ notice, we will pay the costs of repatriating him and his family to the United States.

During any period when Mr. Fischer has given notice of voluntary termination, when we have given notice of termination without cause, or when either party has given notice of nonrenewal of the agreement, we may until the termination date limit Mr. Fischer’s duties, require him to not have any contact with our customers, clients or employees, exclude him from our premises and/or require him to resign. If we take any such action, Mr. Fischer will nevertheless continue to be an employee, and we will continue to pay him his base salary and afford him all employee benefits to which he is entitled until the date of termination.

Under the employment agreement, Mr. Fischer is required to execute a general release and waiver of claims against us and to resign from all of his positions upon termination of his employment for any reason. Mr. Fischer is subject to non-competition provisions for a period of six months after termination of employment, non-solicitation of our employees and customers for a period of six months after termination of employment and ongoing confidentiality requirements.

The following table sets forth the termination and/or change in control benefits payable to Mr. Fischer under the benefits applicable to all executive officers as well as under Mr. Fischer’s employment agreement, assuming termination of employment on December 31, 2007. With the exception of insured benefits, all payments will be made by us.

Executive Benefits and Payments upon Termination	Executive Voluntary Termination with Six Months Notice	Company Termination for Cause	Executive Termination for Specified Reasons After Change in Control		Company Termination Without Cause or Declining to Renew Agreement	Death or Disability
Compensation:
Base Salary	—	—	$750,000		$750,000	—
Annual Bonus	—	—	$750,000	(5)	—	—
Acceleration of Unvested Restricted Stock(1)	—	—	$5,455,800	(6)	—	$5,455,800
Acceleration of Unvested Options(2)	—	—	$146,000	(6)	—	$146,000
Benefits and Perquisites:
Medical Benefits(3)	—	—	$13,640		$13,640	—
Life Insurance(3)	—	—	$2,180		$2,180	—
Disability Insurance(3)	—	—	$900		$900	—
Repatriation(4)	$67,713	—	$67,713		$67,713	$67,713

(1)	Aggregate value of unvested restricted stock calculated at a price of $38.97, the closing price of our common stock on December 31, 2007.

(2)	Aggregate amount of the spread between the exercise price of unvested stock options and $38.97, the closing price of our common stock on December 31, 2007.

(3)	Value of continued coverage under medical, life and disability plans assumes continuation of premiums paid by us as of December 31, 2007 for the maximum coverage period.

(4)	Estimated cost provided by our relocation company based on its assessment of Mr. Fischer’s relocation requirements.

(5)	Represents target bonus for 2007.

(6)	Acceleration of equity is automatic upon a change of control as described above, so termination of employment is not a condition.

DIRECTOR COMPENSATION

The table below sets forth information regarding compensation paid to our non-employee directors in 2007.

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($) (6) (8) (c)		Option Awards ($) (7) (8) (d)	Non-Equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compen- sation ($) (g)	Total ($) (h)
Geoffrey Bell	$78,500		$65,000		—	—	—	—	$143,500
Charles A. Davis	$82,000		$65,000	(4)	—	—	—	—	$147,000
Robert L. Friedman	$72,500		$65,000	(4)	—	—	—	—	$137,500
Donald J. Greene	$105,000	(3)(5)	$65,000	(5)	$7,290	—	—	—	$177,290
Christopher V. Greetham	$77,000	(3)	$65,000		—	—	—	—	$142,000
Jurgen Grupe	$110,250	(1)	$65,000	(4)	—	—	—	—	$175,250
Maurice A. Keane	$125,000	(2)(3)	$65,000		$7,290	—	—	—	$197,290
Sir Andrew Large	$73,000		$65,000	(4)	—	—	—	—	$138,000
Henry B. Smith	$96,000	(3)	$65,000		$7,290	—	—	—	$168,290
Frank J. Tasco	$77,500	(3)(5)	$65,000	(5)	—	—	—	—	$142,500

(1)	Cash payment for Mr. Grupe includes $34,750 for serving on the Board of Directors of AXIS Specialty Holdings Ireland Limited, AXIS Re Limited and AXIS Specialty Europe Limited.

(2)	Cash payment for Mr. Keane includes $42,000 for serving on the Board of Directors of AXIS Specialty Holdings Ireland Limited, AXIS Re Limited and AXIS Specialty Europe Limited.

(3)	This amount was paid to Messrs. Greene, Greetham, Keane, Smith and Tasco in shares of common stock, instead of cash, pursuant to their elections for 2007. As a result, each received the following number of fully vested shares of our common stock: Mr. Greene—2,933; Mr. Greetham—2,214; Mr. Keane—3,626; Mr. Smith—2,702; and Mr. Tasco—2,227.

(4)	This amount was paid to Messrs. Davis, Friedman, Grupe and Large in cash instead of restricted shares, pursuant to their elections for 2007.

(5)	All cash and restricted shares for Messrs. Greene and Tasco were converted to phantom stock units under our 2003 Directors Deferred Compensation Plan pursuant to their elections for 2007. Mr. Greene received 4,908 fully vested phantom stock units and Mr. Tasco received 4,202 fully vested phantom stock units as a result of their elections.

(6)	The grant date fair value of the restricted stock awards made to the directors in 2007 was $65,000, as discussed in more detail in the narrative below. The assumptions made in the valuation of the stock awards are located in note 14 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(7)	The assumptions made in the valuation of outstanding option awards are located in note 14 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(8)	The aggregate number of stock and option awards outstanding for each of the directors at December 31, 2007 was as follows:

Name	Restricted Stock	Options	Phantom Stock Units
Geoffrey Bell	—	—	—
Charles A. Davis	—	—	—
Robert L. Friedman	—	—	—
Donald J. Greene	—	16,000	25,507
Christopher V. Greetham	—	—	—
Jurgen Grupe	—	—	—
Maurice A. Keane	—	24,000	—
Sir Andrew Large	—	—	—
Henry B. Smith	—	8,000	—
Frank J. Tasco	—	—	25,027

2007 Directors Annual Compensation Program

Compensation for our directors generally consists of cash compensation in the form of retainers and fees and equity compensation in the form of stock grants.

Compensation Elections

Prior to the commencement of each calendar year, directors may elect to receive:

(1) common shares in lieu of the cash compensation that would otherwise be payable to them during that year; or

(2) cash in lieu of the equity compensation that would otherwise be payable to them during that year.

For 2007, Messrs. Davis, Friedman, Grupe and Large elected to receive cash in lieu of the restricted stock grant to which they were entitled. Messrs. Greene, Greetham, Keane, Smith and Tasco elected to receive shares of common stock in lieu of the cash to which they were entitled, with Messrs. Greene and Tasco also electing to defer receipt of their equity awards pursuant to our 2003 Directors Deferred Compensation Plan, described below.

Cash Compensation

Directors who also are employees do not receive compensation for their service as directors. Pursuant to the Directors Annual Compensation Program, the non-employee directors received an annual retainer of $50,000 for service on the Board of Directors plus $3,000 for each board meeting and presentation attended in 2007. The chairman of the Audit Committee received an annual fee of $10,000 and the chairman of each other board committee and the presiding director of the non-management directors received an annual fee of $5,000. Non-employee directors also receive $1,500 for each committee meeting attended. Non-employee directors who become directors after January 1 of any year are entitled to a pro-rated portion of any cash compensation and are not entitled to any equity compensation (or cash compensation in lieu thereof) until January 1 of the next year.

In addition to compensation received for service on our board, Mr. Keane receives additional compensation in the amount of $35,000 for services as Chairman of the Board of AXIS Specialty Holdings Ireland Limited and as a director of AXIS Re Limited and AXIS Specialty Europe Limited, plus $1,000 for each meeting attended before April 1, 2007 and $3,000 for each meeting attended after April 1, 2007. Mr. Grupe also receives additional annual compensation in the amount of $30,000 (increased from $25,000 annually effective April 1, 2007) for services as a director of AXIS Specialty Holdings Ireland Limited, AXIS Re Limited and AXIS Specialty Europe Limited, plus $3,000 for each meeting attended after April 1, 2007.

Equity Compensation

In addition to the annual retainer, committee chairman fees and meeting fees, pursuant to our director compensation program, each non-employee director was entitled to an annual grant of restricted shares under the AXIS Capital Holdings Limited 2003 Directors Long-Term Equity Compensation Plan (described below), valued at $65,000 based on the fair market value of the common shares on the tenth business day after January 1.

In 2007, shares issued to our directors in lieu of fees and restricted stock grants made to our directors were made pursuant to the AXIS Capital Holdings Limited 2003 Directors Long-Term Equity Compensation Plan. The plan was adopted by our Board of Directors and approved by our shareholders. The maximum number of common shares with respect to which awards could be granted under the plan was 1,200,000. The board had broad authority to administer the plan, including the authority to determine the timing of awards, the type and amount of awards, and any limitations, restrictions or conditions applicable to each award, if any, and the terms of any instrument that evidenced an award.

In May 2007, our shareholders approved our 2007 Long Term Equity Compensation Plan, which replaced our 2003 Long Term Equity Compensation Plan and 2003 Director Long Term Equity Compensation Plan. As a result, shares issued to our directors in lieu of cash payments and equity grants made to our directors are now made under and subject to the terms of our 2007 Long Term Equity Compensation Plan, which is discussed above in the narrative following the Summary Compensation Table.

Deferred Compensation Plan

Each non-employee director may elect to participate in an unfunded nonqualified deferred compensation plan known as the AXIS Capital Holdings Limited 2003 Directors Deferred Compensation Plan, or Directors Deferred Plan, which also has been adopted by our Board of Directors and approved by our shareholders. The Directors Deferred Plan allows participating directors to elect (1) the amount, if any, of cash or stock received as fees for services to be deferred (expressed as a dollar amount, number of shares or percentage) and (2) the form in which payment is to be made (lump sum or three annual installments). Directors who choose to defer fees otherwise payable in shares are credited a number of phantom stock units equal in amount to the number of shares of stock deferred. When a cash dividend is paid on the stock, the portion of the participant’s deferral account denominated in phantom share units is credited with additional phantom share units (or portions thereof). Directors who choose to defer fees otherwise payable in cash are credited with interest on their cash deferral, compounded annually, at a rate that is 1% above the 12-month LIBOR rate for deposits of U.S. dollars reported on the first business day of the year. Amounts deferred are 100% vested at all times. Generally, benefits are paid upon termination of service as a director. The plan is administered by our Board of Directors. During 2007, Messrs. Greene and Tasco elected to receive their cash retainers and restricted stock awards in the form of phantom stock units under this plan. None of our directors have previously elected to defer cash under the plan, so currently there are no cash accounts accruing interest. Messrs. Tasco and Greene hold phantom stock units under the plan.

Director Compensation for 2008

On September 7, 2007, our Board of Directors, upon the recommendation of our Compensation Committee, amended the director compensation program, effective as of January 1, 2008.

For 2008 board service, our non-employee directors will continue to receive an annual cash retainer of $50,000. Committee chairs for each of the Compensation Committee, Finance Committee and Risk Committee will receive an additional $10,000 annual cash retainer; the Corporate Governance and Nominating Committee chair will receive an additional $5,000 annual cash payment; and the Audit Committee chairman will receive an additional $20,000 annual cash retainer. The lead (presiding) director at meetings of non-management directors will receive an additional $15,000 annual cash retainer.

Non-employee directors also will continue to receive a $3,000 fee for each board meeting attended and $1,500 for each committee meeting attended.

Beginning January 1, 2008, each non-employee director also is entitled to an annual grant of shares of our common stock valued at $100,000 pursuant to our 2007 LTEP, based on the fair market value of our common stock on the tenth business day after January 1 of each year.

Equity Compensation Plan Information

The following table presents information concerning our equity compensation plans as of December 31, 2007.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (3)
Equity compensation plans approved by security holders	4,809,616	$18.46	4,964,500
Equity compensation plans not approved by security holders	—	—	—

Total	4,809,616	$18.46	4,964,500

(1)	Includes stock options granted under the AXIS Capital Holdings Limited 2003 Long-Term Equity Compensation Plan and the AXIS Capital Holdings Limited 2003 Directors Long-Term Equity Compensation Plan.

(2)	The weighted-average remaining term of all outstanding options, warrants and rights is 5.45 years.

(3)	Includes common shares available for issuance (i) under the AXIS Capital Holdings Limited 2003 Long-Term Equity Compensation Plan pursuant to awards of stock options, stock appreciation rights, restricted stock, performance units and performance shares and share purchase rights, (ii) under the AXIS Capital Holdings Limited 2003 Directors Long-Term Equity Compensation Plan pursuant to awards of unrestricted stock, stock options, phantom stock units and restricted stock and (iii) under the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan pursuant to awards of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance units and other equity-based or equity-related awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Davis, one of our directors, is the Chief Executive Officer of Stone Point Capital, LLC. Stone Point Capital, LLC is the manager of Trident II, L.P., which was a founding investor of AXIS and currently is a beneficial holder of greater than 5% of our common stock. On May 10, 2007, we repurchased from Trident II, L.P. and its affiliated entities, Marsh & McLennan Employees’ Securities Company and Marsh & McLennan Capital Professionals Fund, L.P., an aggregate of 2,700,000 shares of our common stock at a purchase price of $37.25 per share, for a total purchase price of $100.6 million.

On November 7, 2007, we repurchased from Trident II, L.P. and its affiliated entities, Marsh & McLennan Employees’ Securities Company and Marsh & McLennan Capital Professionals Fund, L.P., an aggregate of 2,563,445 shares of AXIS common stock at a purchase price of $39.01 per share, for a total purchase price of $100.0 million.

Mr. Friedman, one of our directors, is a Senior Managing Director of The Blackstone Group L.P., which is an affiliate of Blackstone Debt Advisors L.P. and Blackstone Alternative Asset Management, L.P. During the year ended December 31, 2007, we were invested in several collateralized loan obligations. The collateral manager for three of these investments was Blackstone Debt Advisors L.P., which as collateral manager is entitled to management fees payable by the collateralized obligations in the ordinary course of business. In addition, during the year ended December 31, 2007, we were invested in a hedge fund that is managed by Blackstone Alternative Asset Management L.P., which is entitled to management fees in the ordinary course of business. We paid The Blackstone Group or its affiliates $4 million in fees during 2007. Pursuant to a consulting services agreement dated January 1, 2008, Alliant Insurance Services, an indirect, majority owned subsidiary of The Blackstone Group, performs certain 401(k) consulting services for our management. The annual fee for these services is $35,000. Also, we purchased 350,000 common units of The Blackstone Group in its initial public offering at the initial public offering price of $31.00 per common unit.

We provide insurance in the ordinary course of business to various entities that are affiliated with some of our directors and/or principal shareholders. These transactions are negotiated on an arm’s length basis.

AUDIT COMMITTEE REPORT

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.

The primary purpose of the Audit Committee is to assist our Board of Directors in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee is solely responsible for the appointment, retention and compensation of our independent registered public accounting firm. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditors, as appropriate.

In performing its duties, the Audit Committee:

•	has reviewed our audited financial statements for the year ended December 31, 2007 and had discussions with management regarding the audited financial statements;

•	has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standard No. 61 (as amended or superseded);

•	has received the written disclosures and the letter from independent registered public accounting firm required by Independence Standards Board Standard No. 1; and

•	has discussed with the independent registered public accounting firm their independence, the audited financial statements and other matters the Audit Committee deemed relevant and appropriate.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that our audited financial statements for the year ended December 31, 2007 be included in our Annual Report on Form 10-K for that year.

AUDIT COMMITTEE

Henry B. Smith, Chairman
Donald J. Greene
Maurice A. Keane

PROPOSAL NO. 2—APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee and our Board of Directors have recommended the appointment of Deloitte & Touche, Hamilton, Bermuda, as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and the authorization of our Board of Directors, acting through the Audit Committee, to set the fees for the independent registered public accounting firm. Representatives of the firm are expected to be present at the Annual General Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND THE AUTHORIZATION OF OUR BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE FEES FOR THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by Deloitte & Touche for the fiscal years ended December 31, 2007 and 2006 are set forth below.

	Fiscal Year 2007	Fiscal Year 2006
Audit Fees	$3,416,000	$3,556,942
Audit-Related Fees	10,000	6,566
Tax Fees	370,616	543,615
All Other Fees	—	—

Total	$3,796,616	$4,107,123

Audit Fees for the years ended December 31, 2007 and December 31, 2006 were for professional services rendered for the audit of our annual financial statements, for the review of the financial statements included in our quarterly reports on Form 10-Q, for services in connection with the audits for insurance statutory and regulatory purposes in the various jurisdictions in which we operate and for the provision of opinions and comfort letters relating to our filings with the Securities and Exchange Commission. The percentage of hours expended to audit our financial statements for the years ended December 31, 2007 and 2006 that were attributed to work performed by persons other than Deloitte & Touche’s full time, permanent employees was less than 50%.

Audit-Related Fees for the year ended December 31, 2007 were for an insurance examination and assistance with an SEC comment letter, and for the year ended December 31, 2006 were for professional services rendered in connection with an insurance examination.

Tax Fees for the years ended December 31, 2007 and December 31, 2006 were for professional services rendered for tax return preparation, tax planning and compliance and tax consulting.

There were no fees in the All Other Fees category for the fiscal years ended December 31, 2007 and December 31, 2006.

Pre-Approval Policy

In September 2003, our Board of Directors adopted a policy regarding the procurement of audit services and non-audit services. The primary purpose of the policy is to ensure that we engage public accountants as external auditors to provide only audit and non-audit services that are compatible with maintaining independence. The policy requires that the Audit Committee pre-approve all audit and non-audit services for which our auditors are engaged. The Audit Committee may delegate the authority to grant pre-approvals to the Chairman of the Audit Committee or, in the event of his non-availability, to any other Audit Committee member. The Chairman of the

Audit Committee or such other Audit Committee member must present to the Audit Committee at each scheduled meeting any pre-approvals that are granted. For the years ended December 31, 2007 and 2006, 100% of the audit fees were pre-approved. For the years ended December 31, 2007 and 2006, 100% of the audit related fees and 100% of the tax fees were pre-approved.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the New York Stock Exchange reports on Forms 3, 4 and 5 concerning their ownership of the common shares and other equity securities of the Company. Under SEC rules, we must be furnished with copies of these reports.

Based on our review of these reports, we believe that all of our directors, executive officers and shareholders who are required to file reports filed all of such reports on a timely basis during the year ended December 31, 2007.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Shareholder proposals intended for inclusion in the Proxy Statement for the 2009 Annual General Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act should be sent to our Secretary at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda and must be received by November 20, 2008 and otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2009 proxy materials. If the date of next year’s annual general meeting is moved more than 30 days before or after the anniversary date of this year’s annual general meeting, the deadline for inclusion of proposals in our proxy materials is instead a reasonable time before we begin to print and mail our proxy materials. In addition, if a holder of our common shares intends to present a proposal at the 2009 Annual General Meeting other than pursuant to Rule 14a-8 under the Exchange Act, and if the proposal is not received by our Secretary by February 3, 2009 or, if the date of next year’s annual general meeting is moved more than 30 days before or after the anniversary date of this year’s annual general meeting, a reasonable time before we mail our proxy materials for the 2009 Annual General Meeting of Shareholders, then the proxies designated by our Board of Directors for the 2009 Annual General Meeting of Shareholders may vote in their discretion on any such proposal any common shares for which they have been appointed proxies without mention of such matter in the proxy materials for such meeting.

Any shareholder entitled to vote at a meeting may submit candidates to be nominated for election as directors. A shareholder who wishes to submit a candidate for consideration must be a shareholder of record at the time that it submits a candidate for nomination and must be entitled to vote for the candidate at the meeting. A shareholder must give written notice of the submission to our Secretary not less than 90 days nor more than 120 days prior to the anniversary of the annual general meeting of shareholders of the preceding year. The notice must include:

(1)	the name, age and business and residence addresses of the candidate,

(2)	the principal occupation or employment of the candidate,

(3)	the number of common shares or other securities of the Company beneficially owned by the candidate,

(4)	all other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act and

(5)	the candidate’s written consent to be named in the proxy statement and to serve as a director if elected.

The notice also must include information on the shareholder submitting the nomination, including the shareholder’s name and address as it appears on our books and the number of our common shares beneficially owned by the shareholder.

OTHER MATTERS

We know of no specific matter to be brought before the meeting that is not referred to in this proxy statement. If any other matter properly comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote the proxies in accordance with their best judgment on such matter.

We will bear the cost of this solicitation of proxies. We have engaged Morrow & Co., Inc. to assist us in the solicitation of proxies and the anticipated cost of such engagement is approximately $7,500. Proxies also may be solicited by our directors, officers and employees and our subsidiaries without receiving additional compensation. The solicitation may be conducted by mail, telephone, telegram, telecopy, email, Internet and personal solicitation. Upon request, we also will reimburse brokers, banks and others who hold shares in their names, or in the names of nominees, for forwarding proxy materials to the beneficial owners.

WE WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 MAY BE OBTAINED UPON WRITTEN REQUEST TO OUR SECRETARY AT AXIS HOUSE, 92 PITTS BAY ROAD, PEMBROKE HM 08, BERMUDA.

YOUR VOTE IS IMPORTANT

VOTE BY INTERNET/TELEPHONE

24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL
https://www.proxyvotenow.com/axs		1-866-204-2991 1-215-521-1342

• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the enclosed envelope.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

AXIS CAPITAL HOLDINGS LIMITED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John J. Murray and Richard T. Gieryn, Jr., and each of them, as proxies of the undersigned, with full power of substitution, to vote all of the common shares of AXIS Capital Holdings Limited held in the name of the undersigned at the close of business on March 7, 2008 on all matters presented at the Annual General Meeting of Shareholders of AXIS Capital Holdings Limited to be held on May 9, 2008 in Pembroke, Bermuda, and at any postponement or adjournment thereof.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES THAT IT REPRESENTS WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2.

(Continued, and to be marked, signed and dated, on the other side)

To include any comments, please mark this box. ☐	AXIS Capital Holdings Limited P.O. Box 11303 New York, NY 10203-0303

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on May 9, 2008:

The Proxy Statement, the 2007 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings Limited for 2007 are available at http://ww3.ics.adp.com/streetlink/AXS.

Please mark, sign and date your proxy card and return it in the enclosed envelope.	PLEASE MARK YOUR VOTE AS INDICATED IN THIS EXAMPLE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

		FOR all nominees	WITHHOLD AUTHORITY for all nominees	EXCEPTIONS
1. To elect the following four nominees as Class II directors of AXIS Capital Holdings Limited:		☐	☐	☐

(01) Robert L. Friedman	(03) Jurgen Grupe
(02) Donald J. Greene	(04) Frank J. Tasco

INSTRUCTIONS: To withhold authority to vote for any nominee listed, strike a line through that nominee’s name and check the “Exceptions” box above.

2.      To appoint Deloitte & Touche to act as the independent registered public accounting firm of AXIS Capital Holdings Limited for the fiscal year ending December 31, 2008 and to authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.

FOR ☐	AGAINST ☐	ABSTAIN ☐

In their judgment, upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

DATE:	, 2008

SIGNATURE(S)

IMPORTANT: Please sign exactly as your name(s) appear(s) hereon. If you are acting as attorney-in-fact, corporate officer or in another representative capacity, please indicate the capacity in which you are signing.